Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

This Second Amendment to Revolving Credit and Security Agreement (this “Second Amendment”) is dated this 2nd day of March, 2017, by and among AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation (“ALS”), UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation (“UES”), ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company (“Alloys”), AKERS NATIONAL ROLL COMPANY, a Delaware corporation (“National Roll”), AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden with registration number 556031-8080 (“Akers Sweden”), AKERS AB, a company duly incorporated and organized under the laws of Sweden with registration number 556153-4792 (“Akers AB”) (Akers Sweden and Akers AB are, each a “Swedish Borrower” and collectively, the “Swedish Borrowers”), UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales with registered company number 00162966 (the “UK Borrower”), and ASW Steel Inc., an Ontario corporation (“ASW”)(ALS, UES, Alloys, National Roll, the Swedish Borrowers, the UK Borrower, ASW and each Person joined hereto as a borrower from time to time, are collectively, the “Borrowers”, and each a “Borrower”), the Guarantors (as defined therein) party hereto, the LENDERS (as defined therein) party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as agent for the Lenders (hereinafter referred to in such capacity as the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers (other than ASW), the Guarantors, the Lenders and the Agent entered into that certain Revolving Credit and Security Agreement, dated effective as of May 20, 2015, by and among the Borrowers (other than ASW), the Guarantors, the Lenders and the Agent, as amended by that certain First Amendment to Revolving Credit and Security Agreement, dated October 31, 2016, by and among the Borrowers, the Guarantors, the Lenders and the Agent (as further amended, modified, supplemented, extended, renewed or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers desire to amend certain provisions of the Credit Agreement which provisions require only Required Lenders approval, and the Required Lenders and the Agent agree to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement unless the context herein clearly indicates otherwise.

2.    The preamble to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Revolving Credit and Security Agreement, dated as of May 18, 2016, to be effective as of the Closing Date, by and among AIR

& LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation (“ALS”), UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation (“UES”), ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company (“Alloys”), AKERS NATIONAL ROLL COMPANY, a Delaware corporation (“National Roll”), AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden with registration number 556031-8080 (“Akers Sweden”), AKERS AB, a company duly incorporated and organized under the laws of Sweden with registration number 556153-4792 (“Akers AB”) (Akers Sweden and Akers AB are, each a “Swedish Borrower” and collectively, the “Swedish Borrowers”), and UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales with registered company number 00162966 (the “UK Borrower”), and ASW Steel Inc., an Ontario corporation (“ASW”) (ALS, UES, Alloys, National Roll, the Swedish Borrowers, the UK Borrower, ASW and each Person joined hereto as a borrower from time to time, are collectively, the “Borrowers”, and each a “Borrower”), the Guarantors (as defined herein) now or which hereafter become a party hereto, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

3.    Section 1.2 of the Credit Agreement is hereby amended by inserting the following new definitions in their appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” shall mean the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the

United Nations Resolutions on the Suppression of Terrorism and the United Nations al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Dollar” shall mean the lawful currency of Canada.

“Canadian Dollar Denominated Advances” shall mean each Advance denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Formula Amount” shall have the meaning set forth in Section 2.1(a)(D) hereof.

“Canadian Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(D)(y)(ii) hereof.

“Canadian Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(D)(y)(ii) hereof

“Canadian Letter of Credit” shall mean a Letter of Credit (other than any Letter of Credit issued under the US Formula Amount) issued or caused to be issued for the account of ASW.

“Canadian Obligations” shall mean all non-monetary Obligations of ASW and all monetary Obligations of ASW, under or in connection with Advances made by the Lenders or the Agent to ASW or with respect to intercompany or other transfers in respect of which ASW otherwise acts as a borrower (including, without limitation, any Lender-Provided Foreign Currency Hedge and/or any Lender-Provided Interest Rate Hedge), the amount of which monetary Obligations of ASW shall be determined by methods reasonably satisfactory to the Agent, which shall include, without limitation, reference to the books and records relating to Advances made by Lenders or the Agent to ASW.

“Canadian Pension Plan” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada.

“Canadian Pension Termination Event” shall mean (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Loan Party and only in respect of defined contribution plans, which have a funding deficiency; (b) the institution of proceedings by any Governmental Body to terminate in whole or in part or have a trustee appointed to administer such a plan and only in respect of defined contribution plans, which have a funding deficiency; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer and only in respect of defined contribution plans, which have a funding deficiency.

“Canadian Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(D)(y)(i) hereof.

“Canadian Security Documents” shall mean each of the: (i) General Security Agreement, made by ASW to the Agent for itself and the benefit of the Lenders; (ii) Assignment of Insurance, made by ASW to the Agent for itself and the benefit of the Lenders; (iii) Irrevocable Direction Regarding Insurance, made by ASW for the benefit of the Agent (for itself and on behalf of the Lenders); and (iv) Pledge Agreement granted by Ampco UES with respect to sixty-five percent (65%) of the Equity Interests of ASW, to the Agent for itself and the benefit of the Lenders.

“Canadian Sublimit” shall mean a Dollar Equivalent amount equal to Fifteen Million and 00/100 Dollars ($15,000,000.00); provided that such amount may, at the option of the Borrowers, be increased proportionately with any increase in the Maximum Revolving Advance Amount in accordance with Section 2.24 or decreased proportionately with any permanent reduction in the Maximum Revolving Advance Amount in accordance with Section 2.2(f).

“Canadian Swing Loans” shall mean Swing Loans made to ASW.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Canadian Inventory” shall mean and include Inventory of ASW, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Canadian Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit within Canada or the United States unless such Inventory is in transit from a Canadian or a United States location owned by a Borrower or a Canadian or a United States location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a Canadian or a United States location owned by a Borrower or a Canadian or a United States location identified on Schedule 4.4 (as such Schedule may be updated on fifteen (15) days’ prior written notice from time to time) provided that Agent has registered a first (subject to Permitted Encumbrances) priority Lien in each applicable jurisdiction including the jurisdiction of origination and destination for Inventory in transit or is located at a third party processor located in Canada and where the Agent has registered a first (subject to Permitted Encumbrances) priority Lien and such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Canadian Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (c) is located outside Canada or at a location that is not otherwise in compliance with this Agreement unless such Inventory is in transit from a Canadian or a United States location owned by a Borrower or a Canadian or a United States location identified on Schedule 4.4 (as such Schedule may be updated on fifteen (15) days’ prior written notice from time to time) to a third party processor located in the United States and where the Agent has registered a first (subject to Permitted Encumbrances) priority Lien and such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Canadian Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion) and then only to the extent that: (i) Agent has received assurances satisfactory to it that all of the original Documents evidencing such Inventory (all of which

Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Inventory shall thereupon cease to be Eligible Canadian Inventory), or, if required by Agent in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of Agent or an Eligible Customs Broker (as specified by Agent); (ii) such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and (iii) Agent has received an executed freight forwarder agreement with respect to such Inventory from an Eligible Customs Broker; (d) constitutes Consigned Inventory unless a waiver has been obtained from the holder of such Inventory (other than Consigned Inventory not in excess of the Dollar Equivalent amount of (A) Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any one location at any one point and (B) One Million and 00/100 Dollars in the aggregate in all locations at any one point); (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts ASW’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Canadian Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by ASW unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Canadian Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Canadian Receivables” shall mean and include, each Receivable of ASW arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Canadian Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Canadian Receivable if:

(a)    it arises out of a sale made by ASW to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)    it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Canadian Receivables hereunder;

(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)    an Insolvency Event shall have occurred with respect to such Customer;

(f)    the sale is to a Customer outside the continental United States of America or a province or territory of Canada that has not adopted the PPSA, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion;

(g)    [Reserved];

(h)    Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)    the Customer is the Her Majesty in right of Canada or any Provincial or local Governmental Body, or any ministry, unless ASW assigns its right to payment of such Receivable to the Agent in compliance with the particular provisions of the Financial Administration Act, R.S.C. 185, c.F 11, as amended, or any similar applicable federal, provincial or local law, regulation or requirement; and such assignment is enforceable against such Governmental Body;

(j)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by ASW and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)    the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(l)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m)    ASW has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)    such Receivable is not payable to ASW; or

(p)    such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“FCEP” shall mean FCEP Delaware LLC, a Delaware limited liability company, and shall extend to all permitted successors and assigns of such Person.

“FSCO” shall mean The Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Body succeeding to the functions thereof.

“Insolvency Laws” shall mean the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding Up and Restructuring Act (Canada) and any applicable governing corporate statute providing for arrangements, each as now and heareafter in effect, any successor statutes, and any other applicable bankruptcy laws including any Applicable Laws permitting a debtor to obtain a stay of proceedings or a reorganization or arrangement or a compromise of its debts.

“PPSA” shall mean the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean (a) the full amount of the obligations, liabilities or indebtedness of ASW which (i) has a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Obligations on any Collateral under any Applicable Law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Canadian Obligations under any Applicable Law, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings or deductions and vacation pay, severance and termination pay, including pursuant to the Wage Earner Protection Program Act (Canada), government royalties and pension fund obligations (including any amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Pension Plan) and (b) the the amount equal to the aggregate value of the right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Second Amendment Closing Date” shall mean March 2, 2017.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

4.    Section 1.2 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and inserting in their stead the following:

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(D)(y)(ii) hereof.

“Akers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of any such Person.

“Akers Sweden” shall mean have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of any such Person.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time (including, without limitation, any Canadian Anti-Money Laundering & Anti-Terrorism Legislation).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, provincial (which shall be deemed to include territories), federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“ASW” shall mean ASW Steel Inc., an Ontario corporation.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania or the Province of Ontario, Canada in respect of ASW and any Canadian Dollar Denominated Advances and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides or arranges for or provides an indemnity or guarantee in respect of the provision of any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, blocked accounts, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents.

“Collateral” shall mean and include the collateral under the Canadian Security Documents, the UK Security Documents, the Swedish Security Documents and all right, title and interest of each Loan Party (other than ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) in all of the following property and assets of such Loan Party (other than ASW, the UK Borrower, Davy Roll or the Swedish Borrowers), in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)    all Receivables and all supporting obligations relating thereto;

(b)    all equipment and fixtures;

(c)    all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)    all Inventory;

(e)    all Subsidiary Stock, securities, investment property, and financial assets;

(f)    all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g)    all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party (other than ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition;

(h)    all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party (other than ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties (other than ASW, the UK Borrower, Davy Roll or the Swedish Borrowers), would be sufficient to create a perfected Lien in any property or assets that such Loan Party (other than ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code); and

(i)    any cash collateral referred to in the definition of Cash Collateralize or in Section 3.2(b) hereof.

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of (i) an Insolvency Event or (ii) a Bail-In Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“EBITDA” shall mean, for any period, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and extraordinary losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state, provincial (which shall be deemed to include territories) and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) fees, costs and expenses directly incurred in connection with and paid within sixty (60) days after the closing of any applicable Permitted Acquisition to the extent expensed but not capitalized during such period in an aggregate amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) for any such period, plus (g) solely with respect to any applicable Permitted Acquisition where the purchase price payable in connection therewith may be increased as a result of a mark-to-market adjustment in the share value of Ampco-Pitt Corp., an amount equal to the increase (but in no event any decrease) in the applicable purchase price payable by Ampco-Pitt Corp. or any other applicable Loan Party, as applicable, as a result of such mark-to-market adjustment (with each calculation of any such increase to be determined on terms and conditions and evidenced in form and substance reasonably acceptable to the Agent) to the extent such increase amount has been deducted in the determination of net income for such period, plus (h) any non-cash losses or non-cash net loss impairment reflected in net income as a result of inclusion of the proportionate share of financial results of: (1) Union Electric Steel MG Roll Company Limited, an entity existing under the laws of the Peoples’ Republic of China; and/or (2) Shani Akers TISCO Roll Co. Ltd., Taiyan, an entity existing under the laws of the Peoples’ Republic of China, in each case, in the determination of net income, plus (i) the non-cash effects of inclusion of purchase accounting in connection with Permitted Acquisitions, plus (j) restructuring expenses and integration costs in connection with and paid within three hundred sixty-five (365) days of the closing of any applicable Permitted Acquisition to the extent expensed but not capitalized during such period in an aggregate amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) in any fiscal year, plus (k) pension and other post-retirement benefit expense to the extent expensed but not capitalized during such period, plus (l) non-cash asbestos-related charges and credits to the extent expensed but not capitalized during such period, plus (m) debt-related financing costs to the extent expensed but not capitalized during such period in an aggregate amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) for such period, plus (n) non-cash charges to intangible assets, non-cash impairments of plant, property and equipment and impairment of goodwill, in each case for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Eligible Customs Broker” shall mean a customs broker that has its principal assets and place of business in the United States or Canada and which is acceptable to Agent and with which Agent has entered into a freight forwarder agreement, in form and substance acceptable to the Agent.

“Eligible Swedish Insured Foreign Receivable or Receivables” shall mean Receivables of the Swedish Borrowers that meet the requirements of Eligible Swedish Receivables, except clause (f) of such definition, provided that such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be reasonably acceptable to Agent and shall name Agent as beneficiary or loss payee, as applicable).

“Eligible Swedish Inventory” shall mean and include Inventory of Swedish Borrowers, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not,

in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Swedish Inventory if it: (a) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof; (b) is in-transit within Sweden unless such Inventory is in transit from a Swedish location owned by a Borrower or a Swedish location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a Swedish location owned by a Borrower or a Swedish location identified on Schedule 4.4 (as such Schedule may be updated from time to time) or is located at a third party processor located in Sweden and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (c) is located outside Sweden or at a location that is not otherwise in compliance with this Agreement unless such Inventory is in transit from a Swedish location owned by a Borrower or a Swedish location identified on Schedule 4.4 (as such Schedule may be updated from time to time) to a third party processor located in the United States and where such third party processor has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion) and then only to the extent that: (i) Agent has received assurances satisfactory to it that all of the original Documents evidencing such Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Inventory shall thereupon cease to be Eligible Swedish Inventory), or, if required by Agent in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of Agent or an Eligible Customs Broker (as specified by Agent); (ii) such Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as lender loss payee; and (iii) Agent has received an executed freight forwarder agreement with respect to such Inventory from an Eligible Customs Broker; (d) constitutes Consigned Inventory unless a waiver has been obtained from the holder of such Inventory (other than Consigned Inventory not in excess of the Dollar Equivalent amount of (A) Five Hundred Thousand and 00/100 Dollars ($500,000.00) in any one location at any one point and (B) One Million and 00/100 Dollars in the aggregate in all locations at any one point); (e) is the subject of an Intellectual Property Claim; (f) is subject to a License Agreement that limits, conditions or restricts the applicable Swedish Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); (g) is situated at a location not owned by a Swedish Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement (or Agent shall agree otherwise in its sole discretion after establishing reserves against the Swedish Formula Amount with respect thereto as Agent shall deem appropriate in its sole discretion); or (h) or if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Swedish Receivables” shall mean and include, each Receivable of a Swedish Borrower arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Swedish Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Swedish Receivable if:

(a)    it arises out of a sale made by a Swedish Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)    it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date; provided, however, Receivables that, but for compliance with this subsection (b), are otherwise Eligible Swedish Receivables, due and payable by Designated Customers and not due or unpaid more than one hundred twenty (120) days after the original invoice date or sixty (60) days after the original due date shall be deemed to be Eligible Swedish Receivables to the extent that the Dollar Equivalent amount of any such Receivables, together with the Dollar Equivalent amount of any Receivables comprising Eligible UK Receivables under subpart (b) of the definition thereof, does not exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), singularly or in the aggregate, at any time;

(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Swedish Receivables hereunder;

(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e)    an Insolvency Event shall have occurred with respect to such Customer;

(f)    the sale is to a Customer outside Sweden, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole discretion; provided, however, Receivables that, but for compliance with this subsection (f), are otherwise Eligible Swedish Receivables, due and payable by Designated Customers or Eligible Swedish Insured Foreign Receivables shall be deemed to be Eligible Swedish Receivables to the extent that the Dollar Equivalent amount of any such Receivables, together with the Dollar Equivalent amount of any Receivables comprising Eligible UK Receivables under subpart (f) of the definition thereof, does not exceed Five Million and 00/100 Dollars ($5,000,000.00), singularly or in the aggregate, at any time;

(g)    the invoice or other documentary evidence with respect to such Receivable does not contain a notice and direction to the applicable Customer in form and substance sufficient to cause the Agent’s fixed charge security interest to be perfected against such Receivable;

(h)    Agent believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i)    Intentionally deleted;

(j)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by a Swedish Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k)    the Receivables of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Receivable exceeds such limit;

(l)    the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;

(m)    a Swedish Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o)    such Receivable is not payable to a Swedish Borrower; or

(p)    such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

“Environmental Laws” shall mean all federal, state, local, provincial (which shall be deemed to include territories), country or international environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, provincial (which shall be deemed to include territories), international and local governmental agencies and authorities with respect thereto

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies, unlimited liability company, or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company/unlimited liability company interests of a managing member in a limited liability company or unlimited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“European Sublimit” shall mean a Dollar Equivalent amount equal to Fifteen Million and 00/100 Dollars ($15,000,000.00); provided that such amount may, at the option of the Borrowers, be increased proportionately with any increase in the Maximum Revolving Advance Amount in accordance with Section 2.24 or decreased proportionately with any permanent reduction in the Maximum Revolving Advance Amount in accordance with Section 2.2(f).

“Excluded Foreign Subsidiary” shall mean any Foreign Subsidiary listed on Schedule 1.1(S)(2) (other than ASW, the UK Borrower, Davy Roll, the Swedish Borrowers and Akers Valji).

“Existing Letters of Credit” shall mean the letters of credit issued under that certain Letter Agreement, dated June 26, 2003, by and among Ampco-Pitt Corp., Aerofin Corporation, a Pennsylvania corporation, UES and PNC Bank, National Association, as the same may have been amended from time to time, with stated expiration dates beyond the Second Amendment Closing Date, which letters of credit are set forth on Schedule 1.1 hereof.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of interest expense, scheduled principal installments on Indebtedness, including capitalized lease obligations, amortization of availability under the Fixed Asset Advance Amount, share repurchases, cash contributed to Plans and Canadian Pension Plans, cash paid with respect to pension and other post-retirement benefit expense, and cash paid (adjusted for insurance proceeds to the extent received for covered claims) for any asbestos related liability, in each case for the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

“Formula Amount” shall have the meaning set forth in Section 2.1(a)(D) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America and, solely with respect to ASW, Canada, in effect from time to time.

“Governmental Body” shall mean any nation or government, any state, province (which shall be deemed to include territories) or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean Ampco-Pitt Corp., Ampco Securities, Ampco Investments, Ampco UES, RollTech, Davy

Roll, FCEP and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons

“Hazardous Wastes” shall mean all waste materials subject to regulation under RCRA Subtitle C, the Canadian Environmental Assessment Act, the Environmental Protection Act (Ontario), Canadian Environmental Protection Act, and any other applicable Federal, state and provincial (which shall be deemed to include territories) laws now in force or hereafter enacted relating to hazardous waste disposal

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code, the Insolvency Action 1986, any Insolvency Laws or any other Applicable Law), or regulatory restrictions, (b) has had a receiver, receiver and manager, monitor, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation or arrangement of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“LIBOR Rate” shall mean the following:

(a)    for any LIBOR Rate Loan made in any LIBOR Quoted Currency for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which such LIBOR Quoted Currency deposits are offered by leading banks in the London interbank deposit market) for such LIBOR Quoted Currency, or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which such LIBOR Quoted Currency deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Quoted Currency Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for such LIBOR Quoted Currency for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Quoted Currency Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(b)    for any LIBOR Rate Loan made in Swedish Krona for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the Stockholm Interbank Offered Rate (STIBOR) which appears on the Bloomberg Page BTMM SW (or on such other substitute Bloomberg page that displays rates at which Swedish Krona deposits are offered by leading banks in the Stockholm interbank deposit market) as published by the Swedish Bankers’ Association (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Agent from time to time) for Swedish Krona, or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Swedish Krona deposits are offered by leading banks in the Stockholm interbank deposit market (a “STIBOR Alternate Source”), at approximately 11:00 a.m.,

Stockholm, Sweden time, two (2) Business Days prior to the commencement of such Interest Period as the Stockholm interbank offered rate for Swedish Krona for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BTMM SW (or any substitute page) or any STIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(c)    for any LIBOR Rate Loan made in Canadian Dollars for the then current Interest Period relating thereto, the interest rate per annum determined by Agent equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 1/100th of one percent (1%) (with .005% being rounded up) per annum, at approximately 11:00 a.m. Eastern Time, three (3) Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day then such rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

(d)    If, at any time, the Agent and all of the Lenders approve an additional Optional Currency, any references in this Agreement to the LIBOR Rate applicable to any such additional Optional Currency shall be a reference to a rate to be mutually agreed upon between the Agent and the Borrowers.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien/adverse right/adverse claim/deemed trust (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, the PPSA or comparable law of any jurisdiction, including, but not limited to any Applicable Law.

“Optional Currency” shall mean any of the following currencies (i) Canadian Dollars, (ii) Pounds Sterling, (iii) Euros, (iv) Swedish Krona and (v) any other currency approved by the Agent and all of the Lenders.

“Other Documents” shall mean the Note, the Perfection Certificates, any Guaranty, any Pledge Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, the Canadian Security Documents, the UK Security Documents, the Swedish Security Documents and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States or Canadian branch of a Lender or a Canadian or United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; and (d) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, provincial (which shall be deemed to include territories), county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).”Pledge Agreement” shall mean, each of that certain: (i) Pledge Agreement, dated as of the Closing Date, made by Ampco-Pitt Corp. for the benefit of the Agent with respect to all of the issued and outstanding membership interests of Ampco Securities and all of the issued and outstanding capital stock of ALS; (ii) Pledge Agreement, dated as of the Closing Date, made by Ampco Securities for the benefit of the Agent with respect to all of the issued and outstanding capital stock of Ampco Investment and UES; (iii) Pledge Agreement, dated as of the Closing date, made by ALS for the benefit of the Agent with respect to sixty-five percent (65%) of the issued and outstanding capital stock of Aerofin; (iv) Pledge Agreement, dated as of the Closing Date, made by Ampco UES for the benefit of the Agent with respect to all of the issued and outstanding capital stock of each of Rolltech and FCEP and sixty-five percent (65%) of the issued and outstanding Equity Interests of ASW; (v) Pledge Agreement, dated as of the Closing Date, made by UES for the benefit of the Agent with respect to all of the issued and outstanding capital stock of Ampco UES, and all of the issued and outstanding membership interests of Alloys; (vi) Pledge Agreement, dated as of the Closing Date, made by Rolltech for the benefit of the Agent with respect to all of the issued and outstanding capital stock of National Roll and (vii) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“Swedish Availability Conditions” shall mean, singularly or collectively, as the context may require: (i) Agent shall have received each of the executed Swedish Security Documents; (ii) Swedish Borrowers shall have opened the applicable Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the applicable Receivables of the Swedish Borrowers and proceeds of the applicable Collateral of the Swedish Borrowers, as applicable, and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Blocked Accounts; (iii)

Each document required by this Agreement, any Swedish Security Document, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the applicable Collateral of the Swedish Borrowers, as applicable, shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; (iv) Agent shall have received the executed supplemental legal opinion of Wistrand Advokatbyrå with respect to the Swedish Borrowers which shall cover such matters incident to the transactions contemplated by the Swedish Security Documents, and related agreements as Agent may reasonably require; (v) Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles and equipment of the Swedish Borrowers and all books and records in connection therewith; (vi) Agent shall have received any and all Consents reasonably necessary to permit the effectuation of the transactions contemplated by the Swedish Security Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the applicable Collateral of the Swedish Borrowers, as applicable, as Agent and its counsel shall deem necessary.

“Swedish Borrower” and “Swedish Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of any such Persons.

“Swedish Letter of Credit” shall mean a Letter of Credit (other than any Letter of Credit issued under the US Formula Amount) issued or caused to be issued for the account of a Swedish Borrower.

“Swedish Obligations” shall mean all non-monetary Obligations of the Swedish Borrowers and all monetary Obligations of the Swedish Borrowers, under or in connection with Advances made by the Lenders or the Agent to a Swedish Borrower or with respect to intercompany or other transfers in respect of which a Swedish Borrower otherwise acts as a borrower (including, without limitation, any Lender-Provided Foreign Currency Hedge and/or any Lender-Provided Interest Rate Hedge), the amount of which monetary Obligations of the Swedish Borrowers shall be determined by methods reasonably satisfactory to the Agent, which shall include, without limitation, reference to the books and records relating to Advances made by Lenders or the Agent to a Swedish Borrower and the records of intercompany transfers made to and from a Swedish Borrower.

“Swedish Security Documents” shall mean each of the (i) Pledge Agreement regarding Floating Charge Certificates, granted by Akers Sweden to the Agent for the benefit of the Lenders; (ii) Pledge Agreement regarding Floating Charge Certificates, granted by Akers to the Agent for the benefit of the Lenders; (iii) Pledge Agreement regarding Receivables, granted by Akers Sweden to the Agent for the benefit of the Lenders; (iv) Pledge Agreement regarding Receivables, granted by Akers to the Agent for the benefit of the Lenders; (v) Pledge Agreement regarding Accounts, granted by Akers Sweden to the Agent for the benefit of the Lenders; and (vi) Pledge Agreement regarding Accounts, granted by Akers to the Agent for the benefit of the Lenders.

“Swedish Swing Loans” shall mean Swing Loans made to a Swedish Borrower.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state or provincial (which shall be deemed to include territories) law, or any other applicable Federal, state or provincial (which shall be deemed to include territories) laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“UK Obligations” shall mean all non-monetary Obligations of UK Borrower and Davy Roll and all monetary Obligations of UK Borrower and Davy Roll, under or in connection with Advances made by the Lenders or the Agent to the UK Borrower or with respect to intercompany or other transfers in respect of which the UK Borrower otherwise acts as a borrower (including, without limitation, any Lender-Provided Foreign Currency Hedge and/or any Lender-Provided Interest Rate Hedge), the amount of which monetary Obligations of UK Borrower and Davy Roll shall be determined by methods reasonably satisfactory to the Agent, which shall include, without limitation, reference to the books and records relating to Advances made by Lenders or the Agent to the UK Borrower and the records of intercompany transfers made to and from UK Borrower and/or Davy Roll.

“UK Security Documents” shall mean the Composite Guarantee and Debenture granted by the UK Borrower and Davy Roll to the Agent for the benefit of the Lenders.

5.    Section 1.3 of the Credit Agreement is hereby amended by inserting as a new sentence at the end of such Section the following:

In addition, without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory” and “equipment”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA. In this Agreement, (i) any term defined in this Agreement by reference to the Uniform Commercial Code shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the PPSA, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agent, (ii) all references in this Agreement to “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, (Ontario)), (iii) all references in this Agreement to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office, (iv) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

6.    Section 1.4 of the Credit Agreement is hereby amended by inserting as a new sentence at the end of such Section the following:

It is hereby understood and agreed that the definition and use of the term “Permitted Encumbrances” herein shall mean that such encumbrances are permitted to exist but shall in no way be interpreted to mean that such encumbrances are entitled to any priority over Agent’s and Lenders’ security interests and Liens and Loan Parties hereby specifically and expressly acknowledge and agree that any such encumbrances not properly perfected under Applicable Law or those that do not have inherent priority ranking under Applicable Law shall not be entitled to priority over Agent’s and Lenders’ security interests and Liens and that this Agreement is not intended and shall not confer any rights upon any Person whatsoever who is not a party to this Agreement.

7.    Section 1.6 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

1.6.    Excess Resulting from Exchange Rate Change.

If at any time following one or more fluctuations in the exchange rate of: (i) the Pound Sterling against the Dollar, (a) the aggregate outstanding principal balance of Advances to the UK Borrower exceeds the European Sublimit or (b) the aggregate outstanding principal balance of Advances to the UK Borrower exceeds any other limit based on Dollars set forth herein for such UK Obligations, the UK Borrower shall, immediately (y) make the necessary payments or repayments to reduce such UK Obligations to an amount necessary to eliminate such excess or (z) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the UK Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent; (ii) the Swedish Krona against the Dollar, (a) the aggregate outstanding principal balance of Advances to the Swedish Borrowers exceeds the European Sublimit or (b) the aggregate outstanding principal balance of Advances to the Swedish Borrowers exceeds any other limit based on Dollars set forth herein for such Swedish Obligations, the Swedish Borrowers shall, immediately (y) make the necessary payments or repayments to reduce such Swedish Obligations to an amount necessary to eliminate such excess or (z) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the Swedish Borrowers in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent; and/or (iii) the Canadian Dollar against the Dollar, (a) the aggregate outstanding principal balance of Advances to ASW exceeds the Canadian Sublimit or (b) the aggregate outstanding principal balance of Advances to ASW exceeds any other limit based on Dollars set forth herein for such Canadian Obligations, ASW shall, immediately (y) make the necessary payments or repayments to reduce such Canadian Obligations to an amount necessary to eliminate such excess or (z) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of ASW in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the foregoing provisions, the Agent shall, weekly or more frequently in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

8.    Section 2.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.1.    Revolving Advances.

(a)    Amount of Revolving Advances.

(A)    Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances in Dollars to US Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the sum of the aggregate Dollar Equivalent of the outstanding amount of Pound Sterling Denominated Advances to the UK Borrower plus the aggregate Dollar Equivalent of the outstanding Swedish Krona Denominated Advances to Swedish Borrowers plus the aggregate Dollar Equivalent of the outstanding Canadian Dollar Denominated Advances and Revolving Advances in Dollars to ASW, less the outstanding amount of US Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding US Letters of Credit, UK Letters of Credit, Swedish Letters of Credit and Canadian Letters of Credit or (y) an amount equal to the sum of:

(i)    the sum of (1) up to eighty-five percent (85%) (the “Domestic Receivables Advance Rate”) of Eligible Domestic Receivables, other than Eligible Domestic Insured Foreign Receivables, plus (2) up to ninety percent (90%) (the “Domestic Insured Foreign Receivables Advance Rate”) of Eligible Domestic Insured Foreign Receivables, plus

(ii)    the least of (A) up to seventy-five percent (75%) of the value of the Eligible Domestic Inventory (the “Domestic Inventory Advance Rate”), (B) up to eighty-five percent (85%) of the appraised net orderly liquidation value of Eligible Domestic Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Domestic Inventory NOLV Advance Rate”), or (C) Forty Million and 00/100 Dollars ($40,000,000.00) in the aggregate at any one time, plus

(iii)    the portion of the Fixed Asset Advance Amount attributable to the US Borrowers, minus

(iv)    the aggregate Maximum Undrawn Amount of all outstanding US Letters of Credit, minus

(v)    such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(a)(A)(y)(i), (ii) and (iii) minus Sections 2.1(a)(A)(y)(iv) and (v) at any time and from time to time shall be referred to as the “US Formula Amount”.

(B)    Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will, on and after the UK Availability Date, make Revolving Advances in Pounds Sterling to the UK Borrower in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the European Sublimit, less the outstanding amount of UK Swing Loans and/or Swedish Swing Loans, as applicable, less the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable or (y) an amount equal to the sum of:

(i)    the sum of (1) up to eighty-five percent (85%) (the “UK Receivables Advance Rate”) of Eligible UK Receivables, other than Eligible UK Insured Foreign Receivables, plus (2) up to ninety percent (90%) (the “UK Insured Foreign Receivables Advance Rate”) of Eligible UK Insured Foreign Receivables, plus

(ii)    the least of (A) up to seventy-five percent (75%) of the value of the Eligible UK Inventory (the “UK Inventory Advance Rate”), (B) up to eighty-five (85%) of the appraised net orderly liquidation value of Eligible UK Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “UK Inventory NOLV Advance Rate”), or (C) the difference of (1) Ten Million and 00/100 Dollars ($10,000,000.00) minus (2) any amount borrowed by Swedish Borrowers under Section 2.1(a)(C)(y)(ii) in the aggregate at any one time, plus

(iii)    the portion of the Fixed Asset Advance Amount attributable to the UK Borrower, minus

(iv)    the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Swing Loans, as applicable, minus

(v)    such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(a)(B)(y)(i), (ii) and (iii) minus Sections 2.1(a)(B)(y)(iv) and (v) at any time and from time to time shall be referred to as the “UK Formula Amount”.

(C)    Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will, on and after the Swedish Availability Date, make Revolving Advances in Swedish Krona to Swedish Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the European Sublimit, less the outstanding amount of UK Swing Loans and/or Swedish Swing Loans, as applicable, less the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit or (y) an amount equal to the sum of:

(i)    the sum of (1) up to eighty-five percent (85%) (the “Swedish Receivables Advance Rate”) of Eligible Swedish Receivables, other than Eligible Swedish Insured Foreign Receivables, plus (2) up to ninety percent (90%) (the “Swedish Insured Foreign Receivables Advance Rate”) of Eligible Swedish Insured Foreign Receivables, plus

(ii)    the least of (A) up to seventy-five percent (75%) of the value of the Eligible Swedish Inventory (the “Swedish Inventory Advance Rate”), (B) up to eighty-five (85%) of the appraised net orderly liquidation value of Eligible Swedish Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Swedish Inventory NOLV Advance Rate”), or (C) the difference of (1) Ten Million and 00/100 Dollars ($10,000,000.00) minus (2) any amount borrowed by the UK Borrower under Section 2.1(a)(B)(y)(ii) in the aggregate at any one time, plus

(iii)    the aggregate Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable, minus

(iv)    such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion (including, without limitation, in respect of Priority Payables).

The amount derived from the sum of (x) Sections 2.1(a)(C)(y)(i) and (ii) minus Sections 2.1(a)(C)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Swedish Formula Amount”.

(D)    Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will, on and after the Second Amendment Closing Date, make Revolving Advances in Canadian Dollars and Dollars to ASW (at ASW’s option) in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Canadian Sublimit, less the outstanding amount of Canadian Swing Loans less the aggregate Maximum Undrawn Amount of all outstanding Canadian Letters of Credit or (y) an amount equal to the sum of:

(i)    up to eighty-five percent (85%) (the “Canadian Receivables Advance Rate”) of Eligible Canadian Receivables, plus

(ii)    the least of (A) up to seventy-five percent (75%) of the value of the Eligible Canadian Inventory (the “Canadian Inventory Advance Rate”), (B) up to eighty-five (85%) of the appraised net orderly liquidation value of Eligible Canadian Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) (the “Canadian Inventory NOLV Advance Rate”, together with the Domestic Receivables Advance Rate, the Domestic Insured Foreign Receivables Advance Rate, the Domestic Inventory Advance Rate, Domestic Inventory NOLV Advance Rate, the UK Receivables Advance Rate, the UK Inventory Advance Rate, the UK Inventory NOLV Advance Rate, the Swedish Receivables Advance Rate, the Swedish Insured Foreign Receivables Advance Rate, the Swedish Inventory Advance Rate, the Swedish Inventory NOLV Advance Rate, the Canadian Receivables Advance Rate and the Canadian Inventory Advance Rate, collectively, the “Advance Rates”), or (C) the difference of (1) Ten Million and 00/100 Dollars ($10,000,000.00) minus (2) any amount borrowed by ASW under Section 2.1(a)(D)(y)(ii) in the aggregate at any one time, plus

(iii)    the aggregate Maximum Undrawn Amount of all outstanding Canadian Letters of Credit, minus

(iv)    such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(a)(D)(y)(i) and (ii) minus Sections 2.1(a)(D)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Canadian Formula Amount”. The US Formula Amount, the UK Formula Amount, the Swedish Formula Amount and the Canadian Formula Amount, collectively, shall be referred to as the “Formula Amount”. The maximum dollar amount of the Lenders’ commitment allocations will be based on the Maximum Revolving Advance Amount.

(E)    (i) The Lenders’ aggregate obligations to make Revolving Advances pursuant to this Agreement (whether pursuant to clause (A), (B), (C) or (D)) is limited to the Maximum Revolving Advance Amount and (ii) each individual Lender’s aggregate obligation to make Revolving Advances pursuant to this Agreement is limited to its Revolving Commitment Amount.

(F)    The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default or Default, Agent shall give Borrowing Agent three (3) days’ prior written notice of its intention to decrease the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

9.    Clause (a) of Section 2.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to US Borrowers, ASW, the UK Borrower and Swedish Borrowers as provided for in this Section 2.4 at any time or from time to time after: (w) the date hereof with respect to the US Borrowers; (x) on and after the UK Availability Date with respect to the UK Borrower; (y) on and after the Swedish Availability Date with respect to the Swedish Borrowers; and (z) on and after the Second Amendment Closing Date with respect to ASW, to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed (i) in the case of the US Borrowers, an amount equal to the lesser of (A) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, less the aggregate Dollar Equivalent of the outstanding amount of Pound Sterling Denominated Advances to the UK Borrower, the Swedish Krona Denominated Advances to Swedish Borrowers and/or the Canadian Dollar Denominated Advances and Revolving Advances in Dollars to ASW or (B) the Formula Amount, (ii) in the case of the UK Borrower, a Dollar Equivalent amount equal to the lesser of (A) the European Sublimit, less the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable or (B) the UK Formula Amount, (iii) in the case of the Swedish Borrowers, a Dollar Equivalent amount equal to the lesser of (A) the European Sublimit, less the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding UK Letters of Credit and/or Swedish Letters of Credit, as applicable or (B) the Swedish Formula Amount and (iv) in the case of ASW, a Dollar Equivalent amount equal to the lesser of (A) the Canadian Sublimit, less the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit or (B) the Canadian Formula Amount. All US Swing Loans to the US Borrowers shall be in Dollars and shall be Domestic Rate Loans only. All UK Swing Loans to the UK Borrower shall be in Pounds Sterling and shall be Domestic Rate Loans only. All Swedish Swing Loans to Swedish Borrowers shall be in Swedish Krona and shall be Domestic Rate Loans only.

All Canadian Swing Loans to ASW shall be in Canadian Dollars or Dollars and shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

10.    Clause (b) of Section 2.6 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to the US Borrowers in Dollars, to the UK Borrower in Pounds Sterling, to the Swedish Borrowers in Swedish Krona on and after the Swedish Availability Date and to ASW in Canadian Dollars and Dollars on and after the Second Amendment Closing Date, as applicable, and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

11.    Section 2.7 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.7.    Maximum Advances.

The aggregate balance of Revolving Advances plus Swing Loans made to US Borrowers, the UK Borrower, Swedish Borrowers and ASW outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding US Letters of Credit, UK Letters of Credit, Swedish Letters of Credit and Canadian Letters of Credit or (b) the sum of the US Formula Amount plus (i) the lesser of (A) the European Sublimit or (B) the UK Formula Amount, (ii) the lesser of (A) the European Sublimit or (B) the Swedish Formula Amount and (iii) the lesser of (A) the Canadian Sublimit or (B) the Canadian Formula Amount.

12.    Section 2.9 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.9.    Repayment of Excess Advances.

If at any time the aggregate balance of outstanding Revolving Advances, Revolving Advances made to the UK Borrower, Revolving Advances made to Swedish Borrowers, Revolving Advances made to ASW, Swing Loans, and/or Advances taken as a whole exceeds the maximum Dollar Equivalent amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

13.    Section 2.10 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.10.    Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a separate sub-loan account for the US Borrowers, the UK Borrower, the Swedish Borrowers and ASW and by applicable currency (collectively, the “Borrowers’ Account”) in the name of the US Borrowers, the UK Borrower, the Swedish Borrowers and ASW in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

14.    Clause (a) of Section 2.11 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)    Subject to the terms and conditions hereof, on and after: (w) the Closing Date with respect to the US Borrowers; (x) the UK Availability Date with respect to the UK Borrower; (y) the Swedish Availability Date with respect to the Swedish Borrowers; and (z) the Second Amendment Closing Date with respect to ASW, Issuer shall issue or cause the issuance of letters of credit for the benefit of the Loan Parties and their Subsidiaries denominated in Dollars or Swedish Krona for the account of any US Borrower, Dollars, Pounds Sterling or other Optional Currency, if any, for the account of the UK Borrower, Dollars, Swedish Krona or other Optional Currency, if any, for the account of a Swedish Borrower or Dollars, Canadian Dollars or other Optional Currency, if any, for the account of ASW (collectively, “Letters of Credit”), except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(A)(y)((iv) in the US Formula Amount, Section 2.1(a)(B)(y)(iv) in the UK Formula Amount, Section 2.1(a)(C)(y)(iii) in the Swedish Formula Amount and Section 2.1(a)(D)(y)(iii) in the Canadian Formula Amount); provided, further, however, that Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit: (I) for the benefit of such UK Borrower would then cause the sum of the Dollar Equivalent amount of (i) (A) the outstanding Pound Sterling Denominated Revolving Advances to the UK Borrower plus (ii) the outstanding UK Swing Loans to the UK Borrower, plus (iii) the Maximum Undrawn Amount of all outstanding UK Letters of Credit to exceed the UK Formula Amount (calculated without giving effect to the deductions provided for in 2.1(a)(B)(y)(iv) in the UK Formula Amount and (B) the sum of outstanding Pound Sterling Denominated Revolving Advances to the UK Borrower and outstanding Swedish Krona Denominated Revolving Advances to a Swedish Borrower plus (ii) the sum of outstanding UK Swing Loans to the UK Borrower and outstanding Swedish Swing Loans to a Swedish Borrower, plus (iii) the Maximum Undrawn Amount of all outstanding UK Letters of Credit and all outstanding Swedish Letters of Credit to exceed the European Sublimit; (II) for the benefit of a Swedish Borrower would then cause the sum of the Dollar Equivalent amount of (i) (A) the outstanding Swedish Krona Denominated Revolving Advances to Swedish Borrowers plus (ii) the outstanding Swedish Swing Loans to Swedish Borrowers, plus (iii) the Maximum Undrawn Amount of all outstanding Swedish Letters of Credit to exceed the Swedish Formula Amount (calculated without giving effect to the deductions provided for in 2.1(a)(C)(y)(iii) in the Swedish Formula Amount and (B) the sum of outstanding Pound Sterling Denominated Revolving Advances to the UK Borrower and outstanding Swedish Krona Denominated Revolving Advances to Swedish Borrowers plus (ii) the sum of outstanding UK Swing Loans to the UK Borrower and outstanding Swedish Swing Loans to Swedish Borrowers, plus (iii) the Maximum Undrawn Amount of all outstanding UK Letters of Credit and all outstanding Swedish Letters of Credit to exceed the European Sublimit or (III) for the benefit of ASW would then cause the sum of the Dollar Equivalent amount of (i) (A) the outstanding Canadian Dollar Denominated Revolving Advances and Revolving Advances in Dollars to ASW plus (ii) the outstanding Canadian Swing Loans to ASW, plus (iii) the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit to exceed the Canadian Formula Amount (calculated without giving effect to the deductions provided for in 2.1(a)(D)(y)(iii) in the Canadian Formula Amount and (B) the sum of outstanding Canadian Dollar Denominated Revolving Advances and Revolving Advances in Dollars to ASW plus (ii) the sum of outstanding Canadian Swing Loans to ASW, plus (iii) the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit to exceed the Canadian Sublimit. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

15.    Clause (b) of Section 2.13 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department, the Canada Border Services Agency, the HM Revenue and Customs Department of the United Kingdom or the Swedish Customs Administration, as applicable (the foregoing collectively, “Customs”), in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

16.    Section 2.26 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.26.    Periodic Computations of Dollar Equivalent Amount of UK Letter of Credit Obligations, Swedish Letter of Credit Obligations and Canadian Letter of Credit Obligations.

The Agent will determine the Maximum Undrawn Amount of (i) proposed Letters of Credit to be denominated in an Optional Currency as of the requested date of issuance, as the case may be, and (ii) all outstanding obligations under Letters of Credit denominated in an Optional Currency as of the last Business Day of each month, (each such date under clauses (i) and (ii), a “Computation Date”).

17.    Section 3.5 of the Credit Agreement is hereby amended by inserting as a new sentence at the end of such Section the following:

For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

18.    Section 3.6 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

3.6.    Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. If any provision of this Agreement or any Other Document would oblige any Loan Party to make any payment of interest or other amount payable to the Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Agent or such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by Agent or such Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Agent or such affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

19.    The last complete paragraph of Section 3.10 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

The foregoing provisions shall apply to all Loan Parties (with such changes as the context may require for all such Loan Parties not formed or existing under the laws of the United States of America or a state thereof) other than the UK Borrower, Davy Roll and the Swedish Borrowers. The provisions of Schedule 3.10 shall apply in respect of payments made by any of the UK Borrower, Davy Roll or any other Relevant Obligor (as defined in Schedule 3.10).

20.    Section 4.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

4.2    Perfection of Security Interest.

Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements as Agent may reasonably request (it being understood that, in each case, notwithstanding the use of or failure to use commercially reasonable efforts to obtain any such Lien Waiver Agreements, the failure to so obtain any such Lien Waiver Agreement shall entitle the Agent to institute an appropriate rent reserve as determined in the Agent’s Permitted Discretion with respect to any such location (provided that the Loan Parties shall not be required to obtain Lien Waiver Agreements with respect to those locations of the Loan Parties identified on Schedule 4.4 at which less than One Million and 00/100 Dollars ($1,000,000.00) of Collateral is located; and provided further, however, that the aggregate amount of Collateral at locations for which a Lien Waiver Agreement has not been obtained shall not exceed Three Million and 00/100 Dollars ($3,000,000.00) in the aggregate at any time)), (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements, blocked account agreements and other custodial arrangements satisfactory to Agent, (v) to the fullest extent required under Applicable Law, ensuring that any applicable invoice or other documentary evidence with respect to any applicable Receivable contains a notice and direction to the applicable Customer in form and substance sufficient to cause the

Agent’s first-priority security interest to be perfected against such Receivable, and (vi) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, the PPSA or other Applicable Law. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA or other Applicable Law in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party); provided, however, notwithstanding the foregoing, neither the UK Borrower nor Davy Roll shall be deemed to have made any such authorization hereunder or under any applicable Other Document until the UK Availability Date. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

21.    Clause (b) of Section 4.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    (i) There is no location at which any Loan Party has any Inventory (except for (1) Inventory in transit, (2) Inventory located at third-party suppliers or processors or at Loan Parties or Subsidiaries of Loan Parties in the Ordinary Course of Business, or (3) to the extent the book value of such Inventory does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00)) other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Closing Date of the location, by state or province and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

22.    Clauses (d) through (f) of Section 4.8 of the Credit Agreement are hereby deleted in their entirety and in their stead are inserted the following:

(d)    Upon the commencement of any applicable Trigger Period (until any Loan Party’s authority to do so is terminated by Agent in accordance with the terms of this Agreement (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default or a Default)), Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. During any applicable Trigger Period, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness. Each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or the Swedish Borrowers, as applicable, the Trigger Period shall be deemed to have commenced and be continuing at all times and (i) each of the UK Borrower and/or the Swedish Borrowers, as applicable, shall instruct the Customers with respect to such Receivables to deliver all remittances upon such Receivables upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent and (ii) to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (y) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (z) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).

(e)    At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations. Notwithstanding the foregoing provisions and regardless of whether an Event of Default or a Default shall have occurred and be continuing, each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or the Swedish Borrowers, as applicable, each of the UK Borrower and/or the Swedish Borrowers, as applicable, shall instruct the Customers with respect to such Receivables to deliver all remittances upon such Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent and Agent shall have the sole right to collect the Receivables.

(f)    At any time following the occurrence and during the continuance of an Event of Default or a Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Notwithstanding the foregoing provisions and regardless of whether an Event of Default or a Default shall have occurred and be continuing, each of the Loan Parties acknowledge that, solely with respect to the

Receivables of the UK Borrower and/or the Swedish Borrowers, as applicable, each of the UK Borrower and/or the Swedish Borrowers, as applicable, Agent shall have the sole right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time after the occurrence and during the continuance of an Event of Default or Default: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign such Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (E) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Borrowers or at any other business premises of Agent; and (ii) at any time following the occurrence of a Default or an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (J) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

23.    The last complete sentence of clause (h) of Section 4.8 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Each of the Loan Parties acknowledge that, solely with respect to the Receivables of the UK Borrower and/or the Swedish Borrowers, as applicable, the Trigger Period shall be deemed to have commenced and be continuing at all times and all proceeds of Collateral comprised of assets of the UK Borrower and/or the Swedish Borrowers, as applicable, shall be deposited by applicable Loan Parties into either (i) a Blocked Account established at a Blocked Account Bank pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) Depository Accounts established at Agent for the deposit of such proceeds.

24.    Section 4.8 of the Credit Agreement is hereby amended by inserting as a new sentence at the end of such Section the following:

Each Loan Party hereby expressly acknowledges, confirms, covenants and agrees that the cash management arrangements contemplated herein are provided to Agent in order for it to manage and monitor its collateral security and is a contractual right granted to them and not pursuant to, or as an enforcement of, any security whatsoever, or as a proceeding for the enforcement or recovery of a claim, that such cash management arrangements are critical to the structure of the lending arrangements contemplated herein and that they are relying on this acknowledgement, confirmation and agreement in respect thereto in making accommodations of credit available and in particular that any accommodations of credit are being provided by them strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

25.    The first (1st) paragraph of Article V of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Each Loan Party represents and warrants as follows (it being understood and agreed that all references in this Article V to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, SEC or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to the UK Borrower, Davy Roll, the Swedish Borrowers or ASW):

26.    Clause (b) of Section 5.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    The choice of governing law provisions contained in this Agreement and each Other Document to which any of ASW, the UK Borrower, Davy Roll or the Swedish Borrowers is a party are enforceable in the jurisdictions where such Loan Party is organized or incorporated or any Collateral of such Loan Party is located. Any judgment obtained in connection with this Agreement or any Other Document in the jurisdiction of the governing law of this Agreement or such Other Document will be recognized and be enforceable in the jurisdictions where any of ASW, the UK Borrower, Davy Roll or the Swedish Borrowers is organized or any Collateral is located, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the matters which are set out as qualifications or reservations as to matters of law of general applicability in the legal opinions provided to the Secured Parties in accordance with Section 8.1(l).

27.    Clause (a) of Section 5.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)    Each Loan Party is duly incorporated or formed, as applicable, and in good standing (or the equivalent status for ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) under the laws of the state, province, country or jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing (or the equivalent status for ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) in the states, provinces, countries or jurisdictions listed on Schedule 5.2(a) which constitute all states, provinces, countries and/or jurisdictions in which qualification and good standing (or the equivalent status for ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

28.    Section 5.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.4.    Tax Returns.

Each Loan Party’s federal tax identification number, VAT registration number, Swedish entity organization number, Canadian Revenue Agency business number or other equivalent unique identification number, as applicable, is set forth on

Schedule 5.4. Each Loan Party has filed all material federal, state, provincial and local tax returns (or the equivalent returns, if any, for ASW, the UK Borrower, Davy Roll or the Swedish Borrowers) and other reports each is required by any Applicable Law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

29.    Section 5.8 of the Credit Agreement is hereby amended by inserting as new clauses (e) through (k) thereto, the following:

(e)    No Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan.

(f)    The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other Applicable Law and no event has occurred which could cause the loss of such registered status.

(g)    All obligations of the applicable Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis.

(h)    All contributions or premiums required to be made or paid by the applicable Loan Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.

(i)    No amendments have been made to any Canadian Pension Plan and no improvements to Canadian Pension Plan have been promised and no amendments or improvements to any Canadian Pension Plan will be made or promised by the Loan Parties before the Second Amendment Closing Date.

(j)     The Loan Parties have furnished to the Agent and the Lenders true, correct and complete copies of all the Canadian Pension Plans as amended as of the Second Amendment Closing

Date together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Canadian Pension Plan, all material internal memoranda concerning the Canadian Pension Plans, copies of material correspondence with all regulatory authorities with respect to each Canadian Pension Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Canadian Pension Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Agent and the Lenders pursuant to Section 9.16(b) of this Agreement.

(k)    No Canadian Pension Plan provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

30.    The second (2nd) sentence of Section 5.24 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted:

All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state or provincial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.

31.    The first (1st) complete paragraph of Article VI of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Each Loan Party shall, until payment in full of the Obligations and termination of this Agreement (it being understood and agreed that all references, if any, in this Article VI to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to ASW, the UK Borrower, Davy Roll or the Swedish Borrowers):

32.    Section 6.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

6.4.    Payment of Taxes.

Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral and all Priority Payables, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except (a) to the extent any such tax, assessment or other charge is the subject of a good faith dispute that is being diligently prosecuted and for which such Loan Party is maintaining adequate reserves therefore in accordance with GAAP and otherwise which does not result in any Lien with any priority over the security interest of the Agent or (b) to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges and all Priority Payables remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay the taxes, assessments or other Charges and all Priority Payables and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

33.    Section 6.13 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

6.13.    Government Receivables.

Except as otherwise expressly set forth in this Agreement, to the extent that the Loan Parties desire to include such Receivables in the Borrowing Base, take all steps necessary to protect Agent’s interest in the Collateral under, as applicable, the Federal Assignment of Claims Act, the Financial Administration Act, the Uniform Commercial Code, the PPSA and all other applicable state or local statutes or ordinances and, with respect to such Receivables which the Loan Parties desire to include in the Borrowing Base, deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them or Her Majesty in right of Canada or any Provincial or local Governmental Body, or any ministry.

34.    The first (1st) complete paragraph of Article VII of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

No Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement (it being understood and agreed that all references, if any, in this Article VII to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to ASW, the UK Borrower, Davy Roll or the Swedish Borrowers):

35.    Section 7.15 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.15.    Amendment of Organizational Documents.

(i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction or hold any Collateral in any new or additional Canadian province or jurisdiction in addition to the Province of Ontario or the States of Pennsylvania and Texas, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents which would reasonably be expected to adversely affect the rights of the Agent and the Lenders under the Loan Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party and (z) in any case under clause (iv), having received the prior written consent of Agent and Required Lenders to such amendment, modification or waiver.

36.    Section 7.18 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.18    Canadian Pension Plans.

No Loan Party nor any of its Subsidiaries shall (i) permit its unfunded pension fund obligations and liabilities under any Canadian Pension Plan to remain unfunded other than in accordance with Applicable Law; or (ii) maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan. For each existing, or hereafter adopted, Canadian Pension Plan, each applicable Loan Party shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan shall be paid or remitted by each applicable Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws.

37.    The first (1st) complete paragraph of Article IX of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement (it being understood and agreed that all references, if any, in this Article VI to Code, Controlled Group, Environmental Laws, ERISA, Federal Occupational Safety and Health Act, Internal Revenue Service, Multiemployer Plan, Multiemployer Pension Plan Amendments Act of 1980, PBGC, Pension Benefit Plan, Plan, SEC or Termination Event, shall be deemed to be references to the jurisdictional equivalent thereof, if any, with respect to ASW, the UK Borrower, Davy Roll or the Swedish Borrowers):

38.    The first (1st) sentence of Section 9.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Deliver to Agent, on or before the twentieth (20th) day of each month as and for the prior month, (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger and the status of all accruals and payments of Priority Payables, and (c) Inventory reports.

39.    Section 9.16 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

9.16.    ERISA Notices and Requests; Canadian Pension Plan Reporting.

(a)    Furnish Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) except for actions or omissions correctable under EPCRS or VFCP and which could not reasonably be expected to result in a Material Adverse Effect any Loan Party or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) subject to the impacts of plan terminations and consolidations and the impact of labor contracts, any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service revoking the qualified status of any Plan that is intended to be qualified under Section 401(a) of the Code, together with copies of each such letter or notice; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group has received written notice knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

(b)    Promptly after any Loan Party or any Subsidiary or any Affiliate knows or has reason to know of the occurrence of (i) any violation or asserted violation of any Applicable Law (including any applicable provincial pension benefits legislation) in any material respect with respect to any Canadian Pension Plan or; (ii) any Canadian Pension Termination Event, ASW will deliver to the Agent a certificate of a senior officer of ASW setting forth details as to such occurrence and the action, if any, that ASW, such Subsidiary or Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by ASW, such Subsidiary, such Affiliate, FSCO, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto.

40.    Section 10.4 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.4    Judicial Actions.

Issuance of a notice of Lien, levy, assessment, injunction, garnishment, writ of execution or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days.

41.    Section 10.7 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.7.    Bankruptcy.

Any Borrower, any Guarantor, any Subsidiary or Affiliate of any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, receiver and manager, administrator, monitor, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, provincial or federal bankruptcy or receivership laws (or the jurisdictional equivalent Law applicable to ASW (including, without limitation, any Insolvency Laws), the UK Borrower, Davy Roll and/or a Swedish Borrower) (as now or hereafter in effect),

(v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other Applicable Law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed prior to the earlier of (A) the date on which such petition is advertised or (B) forty-five (45) days from the date of filing, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing or (ix) take or acquiesce to an equivalent action in any applicable jurisdiction;

42.    Section 10.17 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

10.17.    Pension Plans.

(i) An event or condition specified in Sections 6.12, 7.16 or 9.16 hereof shall occur or exist with respect to any Plan or Canadian Pension Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan, a Canadian Pension Plan or the PBGC (or each) that could reasonably be expected to result in a Material Adverse Effect, (ii) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party incorporated in England and Wales, which in the reasonable judgment of Agent, would have a Material Adverse Effect; or (iii) the occurrence of any Termination Event, any Canadian Pension Termination Event, or any Loan Party’s failure to immediately report a Termination Event or Canadian Pension Termination Event in accordance with Section 9.16 hereof.

43.    The second (2nd) complete sentence of Section 11.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, any Applicable Laws and at law or equity generally, including, without limitation: (i) the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process; and (ii) by appointment in writing, the right to appoint a receiver, interim receiver, receiver and manager or agent (each referred to as the “Receiver”) of any Collateral located in

Canada and to remove or replace such Receiver from time to time or institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of such Collateral.

44.    The third (3rd) sentence of Section 13.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code and/or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.

45.    Clause (e) of Section 16.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(e)    Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided that in no event shall the aggregate outstanding amount of Revolving Advances, Swing Loans and Letters of Credit exceed the Revolving Commitments of all Lenders. If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Domestic

Insured Foreign Receivables”, “Eligible Domestic Receivables”, “Eligible UK Insured Foreign Receivables”, “Eligible UK Receivables”, “Eligible Swedish Insured Foreign Receivables”, “Eligible Swedish Receivables”, “Eligible Domestic Inventory”, “Eligible UK Inventory”, “Eligible Swedish Inventory”, “Eligible Equipment”, “Eligible Canadian Receivables” or “Eligible Canadian Inventory” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances. Each Loan Party hereby further acknowledges, confirms and agrees that Agent or any Lender shall not at any time be required to extend any credit in excess of the applicable Formula Amount calculation hereunder and that any accommodation of credit in excess of such applicable Formula Amount calculation is and shall be deemed to be, a “further extension of credit” for purposes of any Insolvency Laws (as contemplated in the definition of “Insolvency Event”) which each Loan Party acknowledges, confirms and agrees, the Agent and the Lenders are not required to make at any time or under any circumstances whatsoever.

46.    Clause (b) of Section 16.19 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    Notwithstanding any provisions regarding joint and several liability contained in this Agreement, any Other Document or in any agreements related thereto, it is the intent of the parties hereto and thereto, and such parties hereby agree that, the Swedish Borrowers shall not be liable for any Obligations to the extent they do not constitute Swedish Obligations, the present and future assets of the Swedish Borrowers shall not be subject to any Lien, claim or action by the Agent or the Lenders to satisfy any Obligations to the extent they do not constitute Swedish Obligations and neither the Agent nor the Lenders shall have any recourse under this Agreement or any Other Documents against the Swedish Borrowers or their respective assets in respect of any Obligations to the extent they do not constitute Swedish Obligations. All amounts paid by Swedish Borrowers and all value derived from their respective assets shall be applied to Swedish Obligations.

47.    Section 16.19 of the Credit Agreement is hereby amended by inserting therein as a new clause (c) thereof the following:

(c)    Notwithstanding any provisions regarding joint and several liability contained in this Agreement, any Other Document or in any agreements related thereto, it is the intent of the parties hereto and thereto, and such parties hereby agree that ASW shall not be liable for any Obligations to the extent they do not constitute Canadian Obligations, the present and future assets of ASW shall not be subject to any Lien, claim or action by the Agent or the Lenders to satisfy any Obligations to the extent they do not constitute Canadian Obligations and neither the Agent nor the Lenders shall have any recourse under this Agreement or any Other Documents against ASW or its assets in respect of any Obligations to the extent they do not constitute Canadian Obligations. All amounts paid by ASW and all value derived from its assets shall be applied to Canadian Obligations.

48.    Article XVI of the Credit Agreement is hereby amended by adding thereto as a new Section 16.20 the following:

16.20.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions – Contractual Recognition of Bail-In.

Notwithstanding anything to the contrary in any this Agreement, any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:

(A)    a reduction in full or in part or cancellation of any such liability;

(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

49.    Article XVI of the Credit Agreement is hereby amended by adding thereto as a new Section 16.21 the following:

16.21.    Canadian Anti-Money Laundering Legislation.

(a)    Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c.17 and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Agent, any Lender, any Issuer or any of their respective prospective assignees or participants, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    If the Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i)    shall be deemed to have done so as an agent for itself, each Lender and each Issuer, and this Agreement shall constitute a “written agreement” in such regard between each Lender, each Issuer and the Agent within the meaning of the applicable AML Legislation; and

(ii)    shall provide to each Lender and each Issuer copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders and each of the Issuers agrees that the Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any of the Lenders or any of the Issuers, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

50.    Schedules 1.1, 1.1(S)(2), 1.2, 4.4, 5.2(a), 5.2(b), 5.4, 5.6, 5.8(b)(i), 5.8(b)(ii), 5.8(d), 5.9, 5.14, 5.24, 5.27 and 7.3 to the Credit Agreement are hereby deleted in their entirety and replaced by Schedules 1.1, 1.1(S)(2), 1.2, 4.4, 5.2(a), 5.2(b), 5.4, 5.6, 5.8(b)(i), 5.8(b)(ii), 5.8(d), 5.9, 5.14, 5.24, 5.27 and 7.3, respectively, to the Credit Agreement attached hereto and made a part hereof as Exhibit B. Exhibit A to the Pledge Agreement granted by Ampco UES is hereby deleted in its entirety and replaced by Exhibit A to the Pledge Agreement granted by Ampco UES delivered in connection herewith.

51.    The provisions of Sections 2 through 50 of this Second Amendment shall not become effective until the Agent shall have received:

(a)     this Second Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b)     the documents and conditions listed in the Preliminary Closing Agenda and the List of Canadian Matters for Closing each attached hereto and made a part hereof as Exhibit A;

(c)    payment of all fees and expenses owed to the Agent, and the Agent’s counsel in connection with this Second Amendment and the Credit Agreement (including, without limitation, any such fees and expenses payable pursuant to any fee letter entered into between the Borrowers and the Agent in connection herewith); and

(d)     such other documents in connection with such transactions as the Agent or said counsel may reasonably request.

52.    Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

53.    Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which secured the Obligations immediately prior to the entering into of this Second Amendment, continues to secure the Obligations, as amended from time to time, including, without limitation, by way of this Second Amendment.

54.    Each Loan Party represents and warrants to the Agent and each of the Lenders as follows: (i) such Loan Party has the full power to enter into, execute, deliver and carry out this Second Amendment and all such actions have been duly authorized by all necessary proceedings on its part, (ii) neither the execution and delivery of this Second Amendment by such Loan Party nor the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof by any of them will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the certificate or articles of incorporation, bylaws or other organizational documents of such Loan Party or (b) any material Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which such Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of such Loan Party, and (iii) this Second Amendment has been duly and validly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of this Second Amendment may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance and general concepts of equity.

55.    Each Loan Party represents and warrants that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof or any transaction completed hereby, and (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified in writing in accordance with the Credit Agreement or pursuant to this Second Amendment.

56.    Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

57.    The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agent or the Lenders under the Credit Agreement or any Other Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Other Document in similar or different circumstances. This Second Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. This Second Amendment amends the Credit Agreement and is not a novation thereof. Nothing expressed or implied in this Second Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Borrower or any Guarantor under the Credit Agreement or any Other Document from any of its obligations and liabilities thereunder.

58.    This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

59.    This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and venue of the courts of the Commonwealth of Pennsylvania sitting in Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or relating to this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, by their officers thereunto duly authorized, have executed this Second Amendment on the day and year first above written.

BORROWERS:

WITNESS/ATTEST:	AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Executive Vice President

WITNESS/ATTEST:	UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Vice President

WITNESS/ATTEST:	ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Vice President

WITNESS/ATTEST:	AKERS NATIONAL ROLL COMPANY, a Delaware corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Vice President

WITNESS/ATTEST:	AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden

/s/ Sharon Connolly	By:	/s/ Masha Trainor
	Name:	Masha Trainor
	Title:	Authorized Signatory

BORROWERS (continued):

WITNESS/ATTEST:	AKERS AB, a company duly incorporated and organized under the laws of Sweden

/s/ Sharon Connolly	By:	/s/ Masha Trainor
	Name:	Masha Trainor
	Title:	Authorized Signatory

WITNESS/ATTEST:	UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Secretary

WITNESS/ATTEST:	ASW STEEL INC., an Ontario corporation

/s/ Sharon Connolly	By:	/s/ Tim Clutterbuck
	Name:	Tim Clutterbuck
	Title:	President

GUARANTORS:

WITNESS/ATTEST:	AMPCO-PITTSBURGH CORPORATION, a Pennsylvania corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	President and Chief Administrative Officer

WITNESS/ATTEST:	AMPCO-PITTSBURGH SECURITIES V LLC, a Delaware limited liability company

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	President and Chief Administrative Officer

GUARANTORS (continued):

WITNESS/ATTEST:	AMPCO-PITTSBURGH SECURITIES V INVESTMENT CORPORATION, a Delaware corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	President and Chief Administrative Officer

WITNESS/ATTEST:	AMPCO UES SUB, INC., a Delaware corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	President and Chief Administrative Officer

WITNESS/ATTEST:	FCEP DELAWARE LLC, a Delaware limited liability company

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Executive Vice President

WITNESS/ATTEST:	THE DAVY ROLL COMPANY LIMITED, a limited liability company organized under the laws of England and Wales

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Secretary

WITNESS/ATTEST:	ROLLS TECHNOLOGY INC., a Delaware corporation

/s/ Sharon Connolly	By:	/s/ Rose Hoover
	Name:	Rose Hoover
	Title:	Vice President

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, As a Lender and as Agent

By:	/s/ David Thayer
Name:	David Thayer
Title:	Vice President

The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, PA 15222

Revolving Commitment Percentage: 42.50%
Revolving Commitment Amount $42,500,000.00

FIRST NATIONAL BANK OF PENNSYLVANIA, As a Lender

By:	/s/ Barry K. Sullivan
Name:	Barry K. Sullivan
Title:	Senior Vice President

One North Shore Center, Suite 503
12 Federal Street
Pittsburgh, PA 15212

Revolving Commitment Percentage: 35.00%
Revolving Commitment Amount $35,000,000.00

CITIZENS BANK OF PENNSYLVANIA, As a Lender

By:	/s/ Donald P. Haddad
Name:	Donald P. Haddad
Title:	SVP

525 William Penn Place
Pittsburgh, Pennsylvania 15219

Revolving Commitment Percentage: 22.50%
Revolving Commitment Amount $22,500,000.00

EXHIBIT A

Preliminary Closing Agenda

(See Attached)

PRELIMINARY CLOSING AGENDA

This preliminary closing agenda contains the documents to be delivered in connection with a second amendment to the One Hundred Million and 00/100 Dollars ($100,000,000.00) credit facility provided to AIR & LIQUID SYSTEMS CORPORATION, a Pennsylvania corporation (“ALS”), UNION ELECTRIC STEEL CORPORATION, a Pennsylvania corporation (“UES Corp.”), ALLOYS UNLIMITED AND PROCESSING, LLC, a Pennsylvania limited liability company (“Alloys”), AKERS NATIONAL ROLL COMPANY, a Delaware corporation (“National Roll” and together with ALS, UES Corp. and Alloys, each a “US Borrower” and collectively, the “US Borrowers”), AKERS SWEDEN AB, a company duly incorporated and organized under the laws of Sweden with registration number 556031-8080 (“Akers Sweden”), AKERS AB, a company duly incorporated and organized under the laws of Sweden with registration number 556153-4792 (“Akers AB”) (Akers Sweden and Akers AB are, each a “Swedish Borrower” and collectively, the “Swedish Borrowers”) UNION ELECTRIC STEEL UK LIMITED, a limited liability company organized under the laws of England and Wales (the “UK Borrower”), and ASW Steel Inc., an Ontario corporation (“ASW” and together with the US Borrowers, the Swedish Borrowers and the UK Borrower, each a “Borrower” and collectively, the “Borrowers”), by PNC BANK, NATIONAL ASSOCIATION (“PNC”), and various other financial institutions from time to time (PNC and such other financial institutions are each, a “Lender” and collectively, the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Agent”) and PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Sole Lead Arranger and Sole Bookrunner.

No.	LOAN DOCUMENTS	Responsible Party
1.	Second Amendment to Revolving Credit and Security Agreement, by and among the Borrowers, AMPCO-PITTSBURGH CORPORATION, a Pennsylvania corporation (“Ampco-Pitt Corp.”), AMPCO-PITTSBURGH SECURITIES V LLC, a Delaware limited liability company (“Ampco Securities”), AMPCO-PITTSBURGH SECURITIES V INVESTMENT CORPORATION, a Delaware corporation (“Ampco Investment”), AMPCO UES SUB, INC., a Delaware corporation (“Ampco UES”), and ROLLS TECHNOLOGY INC., a Delaware corporation (“RollTech”), THE DAVY ROLL COMPANY LIMITED, a limited liability company organized under the laws of England and Wales (“Davy Roll”) and FCEP DELAWARE LLC, a Delaware limited liability company (“FCEP” and together with Ampco-Pitt Corp., Ampco Securities, Ampco Investment, Ampco UES, RollTech and Davy Roll, each a “Guarantor” and collectively, the “Guarantors”) (the Borrowers and the Guarantors are each a “Loan Party” and collectively, the “Loan Parties”), the Lenders and the Agent (the “Second Amendment”).	Agent

2.	Revised Schedules to the Credit Agreement (as necessary and appropriate):

	a. Schedule 1.1 – Existing Letters of Credit.	Agent

	b. Schedule 1.1(S)(1) – Excluded Domestic Subsidiaries.	Borrowers

No.	LOAN DOCUMENTS	Responsible Party

	c. Schedule 1.1(S)(2) – Excluded Foreign Subsidiaries.	Borrowers

	d. Schedule 1.2 – Permitted Encumbrances.	Borrowers

	e. Schedule 1.3 – Permitted Loans	Borrowers

	f. Schedule 3.10 – Tax Gross-up and Indemnities for UK Borrower.	Agent

	g. Schedule 4.4 – Collateral Locations; Place of Business, Chief Executive Office, Real Property.	Borrowers

	h. Schedule 5.1 – Consents.	Borrowers

	i. Schedule 5.2(a) – States of Qualification and Good Standing.	Borrowers

	j. Schedule 5.2(b) – Subsidiaries.	Borrowers

	k. Schedule 5.4 – Federal Tax Identification Number.	Borrowers

	l. Schedule 5.6 – Prior Names.	Borrowers

	m. Schedule 5.7 – Environmental.	Borrowers

	n. Schedule 5.8(b)(i) – Litigation.	Borrowers

	o. Schedule 5.8(b)(ii) – Indebtedness.	Borrowers

	p. Schedule 5.8(d) – Plans.	Borrowers

	q. Schedule 5.9 – Intellectual Property, Source Code Escrow Agreements	Borrowers

	r. Schedule 5.10 – Licenses and Permits.	Borrowers

	s. Schedule 5.14 – Labor Disputes.	Borrowers

	t. Schedule 5.24 – Equity Interests.	Borrowers

	u. Schedule 5.25 – Commercial Tort Claims.	Borrowers

	v. Schedule 5.26 – Letter of Credit Rights.	Borrowers

	w. Schedule 5.27 – Material Contracts.	Borrowers

	x. Schedule 7.3 – Guarantees.	Borrowers

3.	Revised/Amended Exhibits to the Credit Agreement:

	a. Exhibit 1.2 – Borrowing Base Certificate.	Agent

	b. Exhibit 1.2(a) – Compliance Certificate.	Agent

	c. Exhibit 2.1(a) – Revolving Credit Note.	Agent

	d. Exhibit 2.4(a) – Swing Loan Note.	Agent

	e. Exhibit 7.12(a) – Borrower Joinder.	Agent

	f. Exhibit 7.12(b) – Guarantor Joinder.	Agent

	g. Exhibit 8.1(c) – Financial Condition Certificate	Agent

	h. Exhibit 16.3 – Commitment Transfer Supplement.	Agent

4.	First Amended and Restated Revolving Credit Note, made by the UK Borrower to PNC in the principal Dollar Equivalent (as defined in the Credit Agreement) amount not to exceed Six Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($6,375,000.00).	Agent

5.	First Amended and Restated Revolving Credit Note, made by the UK Borrower to First National Bank of Pennsylvania in the principal Dollar Equivalent amount not to exceed Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00).	Agent

6.	First Amended and Restated Revolving Credit Note, made by the UK Borrower to Citizens Bank of Pennsylvania in the principal Dollar Equivalent amount not to exceed Three Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($3,375,000.00).	Agent

7.	First Amended and Restated Revolving Credit Note, made by the Swedish Borrowers to PNC in the principal Dollar Equivalent amount not to exceed Six Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($6,375,000.00).	Agent

8.	First Amended and Restated Revolving Credit Note, made by the Swedish Borrowers to First National Bank of Pennsylvania in the principal Dollar Equivalent amount not to exceed Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00).	Agent

9.	First Amended and Restated Revolving Credit Note, made by the Swedish Borrowers to Citizens Bank of Pennsylvania in the principal Dollar Equivalent amount not to exceed Three Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($3,375,000.00).	Agent

10.	Revolving Credit Note, made by ASW to PNC in the principal Dollar Equivalent amount not to exceed Six Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($6,375,000.00).	Agent

11.	Revolving Credit Note, made by ASW to First National Bank of Pennsylvania in the principal Dollar Equivalent amount not to exceed Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00).	Agent

12.	Revolving Credit Note, made by ASW to Citizens Bank of Pennsylvania in the principal Dollar Equivalent amount not to exceed Three Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($3,375,000.00).	Agent

13.	Amended Exhibit to the AMPCO UES Pledge Agreement: a. ASW’s Shares	Borrowers

14.	Lien Waiver Agreements made by each landlord for the benefit of the Agent with respect to all real property leased by any Loan Party, in form and substance satisfactory to the Agent, to the extent not previously delivered.	Borrowers

15.	UCC-1 Financing Statement with respect to ASW with respect to the Credit Agreement and UCC-3 Financing Statement Amendment with respect to the AMPCO UES Pledge Agreement.	Agent

ORGANIZATIONAL DOCUMENTS ALS

16.	Certificate of the Secretary of ALS as to (i) resolutions of its Board of Directors authorizing ALS to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Articles of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

UES Corp.

17.	Certificate of the Secretary of UES Corp. as to (i) resolutions of its Board of Directors authorizing UES Corp. to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Articles of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

Alloys

18.	Certificate of an Officer of Alloys as to (i) resolutions of its Board of Managers authorizing Alloys to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Organization and Operating Agreement, exact legal name or list of all fictitious or trade names.	Borrowers

RollTech

19.	Certificate of the Secretary of RollTech as to (i) resolutions of its Board of Directors authorizing RollTech to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

National Roll

20.	Certificate of the Secretary of National Roll as to (i) resolutions of its Board of Directors authorizing National Roll to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

Akers AB

21.	Copy of a unanimous resolution of the Board of Directors authorizing Akers AB to enter into the Second Amendment and all related documents and authorizing a specified person or persons to sign and execute the Second Amendment and all related documents on behalf of Akers AB.	Borrowers

22.	Certificate of an authorized signatory of Akers AB as to (i) resolutions of its Board of Directors authorizing Akers AB to enter into the Credit Facility and all related documents and authorizing a specified person or persons to sign and execute the Second Amendment and all related documents on behalf of Akers AB, (ii) incumbency, and (iii) no amendments to its Certificate of Registration and Articles of Association or list of all fictitious or trade names.	Borrowers

23.	Certified passport copies of the authorized persons and the members of the Board of Directors of Akers AB	Borrowers

Akers Sweden

24.	Copy of a unanimous resolution of the Board of Directors authorizing Akers Sweden to enter into the Second Amendment and all related documents and authorizing a specified person or persons to sign and execute the Second Amendment and all related documents on behalf of Akers Sweden.	Borrowers

25.	Certificate of an authorized signatory of Akers Sweden as to (i) resolutions of its Board of Directors authorizing Akers Sweden to enter into the Second Amendment and all related documents and authorizing a specified person or persons to sign and execute the Second Amendment and all related documents on behalf of Akers Sweden, (ii) incumbency, and (iii) no amendments to its Certificate of Registration and Articles of Association or list of all fictitious or trade names.	Borrowers

26.	Certified passport copies of the authorized persons and the members of the Board of Directors of Akers Sweden.	Borrowers

UK Borrower

27.	Certificate of a director of the UK Borrower as to (i) resolutions of its Board of Directors authorizing UK Borrower to enter into the Second Amendment and all related documents, (ii) resolutions of the shareholders of the UK Borrower approving entry into the Second Amendment, (iii) incumbency, and (iv) solvency.	Borrowers

Ampco-Pitt Corp.

28.	Certificate of the Secretary of Ampco-Pitt Corp. as to (i) resolutions of its Board of Directors authorizing Ampco-Pitt Corp. to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Articles of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

Ampco Securities

29.	Certificate of an Officer of Ampco Securities as to (i) resolutions of its Board of Managers authorizing Ampco Securities to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Formation and Operating Agreement, exact legal name or list of all fictitious or trade names.	Borrowers

Ampco Investment

30.	Certificate of the Secretary of Ampco Investment as to (i) resolutions of its Board of Directors authorizing Ampco Investment to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

Ampco UES

31.	Certificate of the Secretary of Ampco UES as to (i) resolutions of its Board of Directors authorizing Ampco UES to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation and Bylaws, exact legal name or list of all fictitious or trade names.	Borrowers

Davy Roll

32.	Certificate of a director of Davy Roll as to (i) resolutions of its Board of Directors authorizing Davy Roll to enter into the Second Amendment and all related documents, (ii) resolutions of the shareholders of Davy Roll approving entry into the Second Amendment, (iii) incumbency, and (iv) solvency.	Borrowers

FCEP

33.	Certificate of an Officer of FCEP as to (i) resolutions of its Board of Managers authorizing FCEP to enter into the Second Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Formation and Operating Agreement, exact legal name or list of all fictitious or trade names.	Borrowers

RELATED DOCUMENTS

34.	Fully executed copies of the UCC-3 Termination Statements and any other releases that may be necessary to satisfy any and all existing liens on the assets of any Loan Party or disclosed by the Lien Searches that are not permitted under the Credit Agreement (including payoff letters or releases, as applicable), in form and substance satisfactory to the Agent.	Agent/ Borrowers

35.	Winding up searches in respect of Davy Roll, the UK Borrower, and any other Loan Party with assets or operations in England and Wales.	Agent/ Borrowers

36.	If applicable, original stock certificates, along with related transfer powers, in connection with the AMPCO UES Pledge Agreement, to the extent not previously delivered.	Borrowers

37.	Evidence of Hazard and Liability Insurance of the Loan Parties at each of their locations in accordance with the terms of the Credit Agreement, along with endorsements naming the Agent as additional insured and lender loss
	payee, to the extent not previously delivered.	Borrowers

38.	Opinions of Counsel to the Loan Parties in form and substance satisfactory to the Agent. (a) K&L Gates (b) Squire Patton Boggs (UK) LLP (c) Wistrand Advokatbyrå (d) McMillan	Borrowers

39.	(i) Field examination of ASW’s receivables and (ii) inventory appraisals of ASW’s inventory, machinery and equipment prepared by third parties selected and engaged by the Agent at the Borrowers’ expense, each satisfactory in form and substance to the Agent.	Agent/ Borrowers

40.	PINACLE Delegation Letter.	Agent

41.	Officer’s Certificate of the Loan Parties as to (i) compliance with each of their representations, warranties, covenants and conditions under the Credit Agreement (ii) no Event of Default or Default exists and no Material Adverse Change has occurred since December 31, 2016 and (iii) no representations made or information supplied to the Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect.	Borrowers

42.	[Disbursement Statement (Sources/Uses).]	Agent/ Borrowers

43.	[Side Letter (if necessary).]	Agent

RELATED DILIGENCE

44.	Fully executed copies of all (i) leases of real property to which any Loan Party is a party and (ii) those leases of personal property to which any Loan Party is a party with respect to which liens are identified on the Lien Searches to include assets in addition to specific equipment and the proceeds thereof, to the extent not previously delivered.	Borrowers

45.	Fully executed copies of all warehouse agreements to which any Loan Party is a party and other similar agreements
	with respect to the inventory of the Loan Parties, to the extent not previously delivered.	Borrowers

46.	Copies of all material contracts of the Loan Parties, including, but not limited to, (i) indentures and related documents, if any, (ii) purchase and sale agreements including related documentation specifying representations and warranties, (iii) union contracts, (iv) vendor supply agreements, (v) employment contracts of key management and (vi) loan documents, to the extent not previously delivered.	Borrowers

47.	Satisfactory results of all “know your customer”, “anti-money laundering” and “OFAC” due diligence of the Loan Parties and certain officers and employees thereof as determined by the Agent, to the extent not previously delivered.	Agent

48.	Evidence satisfactory to the Agent that each Loan Party is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws, to the extent not previously delivered.	Borrowers

49.	Evidence that any and all Consents necessary to permit the effectuation of the transactions contemplated by the Credit Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary, to the extent not previously delivered.	Borrowers

50.	Evidence satisfactory to the Agent (i) no litigation, investigation or proceeding before or by any arbitrator or
Governmental Body is continuing or threatened against any Loan Party or against the officers or directors of any
Loan Party (A) in connection with the Credit Agreement or the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, constitute a Material Adverse Change (other than, subject to satisfactory due diligence, with respect to certain ongoing asbestos litigation to which the Borrower is a defendant); and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by the Credit
	Agreement has been issued by any Governmental Body, to the extent not previously delivered.	Borrowers

51.	Evidence satisfactory to the Agent of environmental, legal, regulatory and contingent liability matters and satisfactory diligence of all business and credit matters, in each case as determined by the Agent in its reasonable discretion, including, but not limited to, that certain Chinese joint venture to which the Borrower is a party, the Borrowers; underfunded pension liabilities and certain ongoing asbestos litigation to which the Borrower is a defendant, to the extent not previously delivered.	Borrowers

52.	Receipt of completed background investigations of the Loan Parties, in form and substance satisfactory to the Agent, to the extent not previously delivered.	Agent

53.	Satisfactory results of all “know your customer”, “anti-money laundering” and “OFAC” due diligence of the Loan Parties and certain officers and employees thereof as determined by the Agent, to the extent not previously delivered.	Agent

EXHIBIT B

Schedules 1.1, 1.1(S)(2), 1.2, 4.4, 5.2(a), 5.2(b), 5.4, 5.6, 5.8(b)(i), 5.8(b)(ii), 5.8(d), 5.9, 5.14,

5.24, 5.27 and 7.3

(See Attached)

SCHEDULE 1.1

LETTERS OF CREDIT

Standby LCs Outstanding- PNC

Issue Date	Letter Of Credit Ref. No.	Customer Reference	Expiry Date	Beneficiary	Transaction Currency Outstanding Amount	Bank Currency Outstanding Amount
Applicant Name: AEROFIN DIVISION OF AIR AND LIQUID
Transaction Currency: USD
09 Dec 2014	18122368	IEC Performance	14 Apr 2018	ISRAEL ELECTRIC CORPORATION LTD.	322,499.20 USD	322,499.20 USD
07 Jan 2015	18122879	MHPS Guarantee	15 Jan 2018	SUMITOMO MITSUI BANKING CORPORATION	69,723.00 USD	69,723.00 USD
22 May 2015	18123116	MHPS Guarantee 2	15 Jan 2019	SUMITOMO MITSUI BANKING CORPORATION	69,723.00 USD	69,723.00 USD
31 Jul 2015	18124177	NEK Guarantee	30 Jul 2018	NOVA LJUBLAJNSKA BANKA D.D	145,187.00 USD	145,187.00 USD
Transaction Currency Total Outstanding: 607,132.20 USD
Applicant Total Outstanding: 607,132.20 USD

Applicant Name: AMPCO-PITTSBURGH CORPORATION
Transaction Currency: USD
02 Sep 2003	00260360	00260360	02 Sep 2017	DIRECTOR, DEPARTMENT OF	50,000.00 USD	50,000.00 USD
08 Feb 2016	18125223	Sentry Insurance	31 Jan 2018	SENTRY INSURANCE A MUTUAL	770,000.00 USD	770,000.00 USD
Transaction Currency Total Outstanding: 820,000.00 USD
Applicant Total Outstanding: 820,000.00 USD

Applicant Name: UNION ELECTRIC STEEL CORPORATION
Transaction Currency: USD
31 Jul 2014	18122044	PU-I45 1018-01	31 Jul 2017	AXIS BANK LTD	14,421.70 USD	14,421.70 USD
Transaction Currency Total Outstanding: 14,421.70 USD
Applicant Total Outstanding: 14,421.70 USD

Issue Date	Letter Of Credit Ref. No.	Customer Reference	Expiry Date	Beneficiary	Transaction Currency Outstanding Amount	Bank Currency Outstanding Amount
Applicant Name: Akers AB
Transaction Currency: EUR
14 Apr 2016	18125588	18125588	14 Oct 2017	GANSU JIU STEEL GROUP HONGXING IRON AND STEEL CO., LTD	30,150.00 EUR	32,546.93 USD
Transaction Currency Total Outstanding: 30,150.00 EUR
Applicant Total Outstanding:32,546.93 USD
Grand Total Outstanding: 1,474,101.83 USD

SCHEDULE 1.1(S)(2)

EXCLUDED FOREIGN SUBSIDIARIES

Entity	Jurisdiction of Organization	Owner
3048568 Nova Scotia Company	Ontario	Union Electric Steel Corporation
Union Electric Steel B.V.B.A.	Belgium	3048568 Nova Scotia Company
Union Electric Steel (Hong Kong) Limited	Hong Kong	Union Electric Steel Corporation
Union Electric Steel MG Roll Company Limited	China	Union Electric Steel (Hong Kong) Limited (33%)
Aerofin Canada Services, Inc.	British Columbia	Air & Liquid Systems Corporation
Jiangsu Gong-Chang Roll Company Limited	China	Union Electric Steel UK Limited (24%)
Fast. Åkers Styckebruk KB	Sweden	Åkers Sweden AB
Åkers Specialty Rolls AB, Soderfors	Sweden	Åkers Sweden AB
Shanxi Åkers TISCO Roll Co. Ltd., Taiyan	China	Åkers AB (60%)
Åkers Brazil Ltda	Brazil	Åkers AB
Åkers Germany GmbH	Germany	Åkers AB
Åkers Pacific Pte. Ltd.	Singapore	Åkers AB
Åkers Cairo LLC.	Egypt	Åkers AB
Åkers Istanbul Ltd.	Turkey	Åkers AB
Åkers Trading (Shanghai) Co., Ltd.	China	Åkers AB
FCEP Holdings C.V.	The Netherlands	Ampco UES Sub., Inc.
FCEP Europe B.V.	The Netherlands	FCEP Holdings C.V.

SCHEDULE 1.2

PERMITTED ENCUMBRANCES

1.	Air & Liquid Systems Corporation - Pennsylvania Department of State - UCC Financing Statement:

a.	2011082603520 filed 08/25/2011

SP:	PNC BANK, NATIONAL ASSOCIATION

Cltrl.:All funds and investments now and hereafter held by the Trustee or Paying Agent under the Trust Indenture dated as of March 1 ,1999 between the Industrial Development Authority of the City of Lynchburg and Chase Manhattan Trust Company as security for he payment of the Bonds issued thereunder. In Additional all of Debtor’s right, title and interest in and to any and all Pledged Bonds purchased pursuant to the Indenture with funds derived in whole or in part from a drawing under the Letter of Credit (as defined in the indenture).

2.	Union Electric Steel Corporation - Pennsylvania Department of State - UCC Financing Statements:

a.	25700822 filed 07/26/1996

SP:	PNC BANK, NATIONAL ASSOCIATION

Cltrl.:Right, Title and interest in and to all funds and investments there of now or hereafter held by the Trustee of the paying Agent under the Trust Indenture dated July 1, 1996 between Allegheny County Industrial Development Authority and PNC Bank, NA as Trustee as security for the payment of the Bonds issued thereunder. In Additional all of Debtor’s right, title and interest in and to any and all Pledged Bonds purchased pursuant to the Indenture with funds derived in whole or in part from a drawing under the Letter of Credit ( as defined in the indenture).

Amend.:	Filed 11/04/1997 (amending date of the Trust - July 1,1996)
Cont.:	Filed 03/26/2001
Assign.:	Filed 08/22/2001 (Assignee: Mellon Bank, NA.)
Assign.:	Filed 08/18/2003 (Assignee: PNC Bank, National Association)
Cont.:	Filed 03/20/2006
Cont.:	Filed 02/24/2011

b.	28181548 filed 11/04/1997

SP:	THE BANK OF NEW YORK TRUST COMPANY, N.A.

Cltrl.:Right, Title and interest in and to all funds and investments there of now or hereafter held by the Trustee of the paying Agent under the Trust Indenture dated November 1,1997 between Allegheny County Industrial Development Authority and PNC Bank, NA as Trustee as security for the payment of the Bonds issued thereunder. In Additional all of Debtor’s right, title and interest in and to any and all Pledged Bonds purchased pursuant to the Indenture with funds derived in whole or in part from a drawing under the Letter of Credit ( as defined in the indenture).

Assign.:	Filed 08/22/2001 (Assignee: Mellon Bank, N.A)
Cont.:	Filed 07/01/2002
Assign.:	Filed 08/18/2003 (Assignee: PNC Bank, National Association)
Cont.:	Filed 06/12/2007
Cont.:	Filed 06/18/2007
Assign.:	Filed 12/28/2007 Assignee:The Bank of New York Trust Company,N.A.)
Cont.:	Filed 05/09/2012

3.	Union Electric Steel UK Limited - Security Agreement dated 03/05/2007

a.	filed 03/06/2007

SP: Stephen Avery Bell, Peter Ernest Dai Gardner, and Terence Charles Watson, as trustees of the Roll Group Pension Scheme

Cltrl: First ranking mortgage over land on the north and south sides of Coulthards Lane, Gateshead registered at the Land Registry with absolute freehold title under title number TY188528 and all rental income from that property to secure all present and future obligations and liabilities of each of The Davy Roll Company Limited and Union Electric Steel UK Limited to make payments to the Roll Group Pension Scheme up to a maximum amount of £14 million.

4.	Akers National Roll Company - Delaware Secretary of State - UCC Financing Statement:

a.	20134265055 filed 10/30/2013

SP: DELL FINANCIAL SERVICES L.L.C.

Cltrl.: All computer equipment, peripherals, and other equipment, wherever located theretofore or hereafter leased to lessee by lessor pursuant to the certain Lease #001-8950281-002 dated 10/25/2013

5.	ASW Steel Inc. – Ontario PPSA Financing Statement:

a.	722243475 filed 11/04/2016 (1 year)

SP: Strongco Limited Partnership

Cltrl: Collateral classified as Equipment and Motor Vehicle (2016 Konecranes; Model: SMV32-1200C; VIN: M10470)

b.	664237908 filed 09/07/2010 (1 year)

SP: The Toronto-Dominion Bank

Cltrl: Collateral classified as Accounts and Other and described as an Assign. of term deposits and credit balances.

Renewal: Filed 07/13/2011 (1 year)

Renewal: Filed 07/18/2012 (1 year)

Renewal: Filed 07/16/2013 (1 year)

Renewal: Filed 07/21/2014 (1 year)

Renewal: Filed 07/21/2015 (3 years)

c.	666753606 filed 12/23/2010 (6 years)

SP: Praxair Canada Inc.

Cltrl: Collateral classified as Equipment and described as equipment supplied by the secured party, consisting of bulk cryogenic storage tanks used for the storage, filling and delivery of industrial and medical gases including, without limitation, argon, hydrogen, carbon dioxide, nitrogen, nitrous oxide and oxygen, and cryogenic freezers, together with all related accessories, parts, components and attachments and all proceeds of or relating to any of the foregoing as well as all present or after-acquired property that may be derived from the sale or other disposition of the collateral described herein.

Renewal: 11/09/2016 (6 years)

d.	694113705 filed 03/03/2014 (3 years)

SP: Dell Financial Services Canada Limited

Cltrl: Collateral classified as Equipment and Other and described as All Dell and non Dell computer equipment and peripherals wherever located heretofore or hereafter leased to debtor by secured party pursuant to an equipment lease together with all substitutions, additions, accessions and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due and arising from or relating to such equipment. Proceeds all present and after-acquired personal property.

e.	694685448 filed 03/26/2014 (6 years)

SP: Roynat Inc.

Cltrl: Collateral classified as Equipment, Other and Motor Vehicle (2008 Hyster; Model: H110FT; VIN: N005V04563F) and described as Forklift(s), together with all attachments accessories accessions replacements substitutions additions and improvements thereto and all proceeds in any form derived directly or indirectly from any sale and or dealing with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral

f.	707752584 filed 07/06/2015 (5 years)

SP: P.C. Campana, Inc.

Cltrl: Collateral classified as Equipment and described as one PC-4X40, 4-path wire feeder (serial no. WF0158) with Allan Bradley AC drive and Compact Logix PLC. One Maple System 12 inch HMI and enclosure.

g.	708768432 filed 08/06/2015 (3 years)

SP: The Toronto-Dominion Bank

Cltrl: Collateral classified as Accounts and Other.

SCHEDULE 4.4

COLLATERAL LOCATIONS; PLACE OF BUSINESS,

CHIEF EXECUTIVE OFFICE, REAL PROPERTY

(b)(i)

Company and Location
FORGED AND CAST ENGINEERED PRODUCT SEGMENT
Union Electric Steel Corporation
Route 18 Burgettstown, PA 15021
726 Bell Avenue Carnegie, PA 15106
U.S. Highway 30 Valparaiso, IN 46383
1712 Greengarden Road Erie, PA 16501
Union Electric Steel UK Limited
Coulthards Lane Gateshead, NE8 3DX England
Åkers Sweden AB
Bruksallén 12SE-647 51 Åkers Styckebruk, Sweden
Åkers National Roll Company
400 Railroad Avenue Avonmore, PA 15618
Vertical Seal Company (Division)
162 Chapman Road Pleasantville, PA 16341
Alloys Unlimited and Processing, LLC
3760 Oakwood Avenue Austintown, Ohio 44515
ASW Steel Inc.

42 Centre Street

Welland, Ontario, Canada L3B 5N9

c/o International Titanium Corporation

93 Front Street, P.O. Box 465

New Brighton, PA 15066

c/o Watco Companies

6127 Industrial Way

Houston, TX 77011

c/o Aberfoyle Metal Treaters Ltd.

18 Kerr Crescent

Puslinch, ON N0B 2J0

c/o Patriot Forge Inc.

280 Henry Street

Brantford, ON N3T 5S7

Company and Location
c/o Union Electric Steel Corporation 31 Union Electric Road, Route 18 Burgettstown, PA 15021 c/o Canada Forgings Inc. 17 Welland Street Welland, ON L3B 4E1
AIR AND LIQUID PROCESSING SEGMENT
Air & Liquid Systems Corporation
Aerofin Division
4621 Murray Place Lynchburg, VA 24502
Buffalo Air Handling Division
467 Zane Snead Drive Amherst, VA 24521
Buffalo Pumps Division
874 Oliver Street N. Tonawanda, NY 14120

(b)(ii)

Loan Part(ies)	Warehouse Address
Air & Liquid Systems Corporation Union Electric Steel Corporation Alloys Unlimited and Processing, LLC	726 Bell Avenue Carnegie, PA 15106

Buffalo Pumps, division of Air & Liquid Systems Corporation	874 Oliver Street N. Tonawanda, NY 14120

Buffalo Air Handling, division of Air & Liquid Systems Corporation	467 Zane Snead Drive Amherst, VA 24521

Aerofin, division of Air & Liquid Systems Corporation	4621 Murray Place Lynchburg, VA 24502

Air & Liquid Systems Corporation	Wilson Welding & Fab 1142 Seamster Rd. Gladys, VA

Air & Liquid Systems Corporation	Heresite Protective Coatings 822 South 14th St Manitowoc, WI 54220

Air & Liquid Systems Corporation	Luvata Electrofin 1423 W. Ormsby Ave Louisville, KY 40210

Air & Liquid Systems Corporation	Carver Machine Works 129 Christian Service Camp Rd Washington, NC 27889

Åkers AB Åkers Sweden AB	Bruksallén 4, 647 51 Åkers Styckebruk, Södermanlands län, Sweden

Åkers AB	Outokumpu Stainless OY Terästie 1Tornio Finland 95490

Loan Part(ies)	Warehouse Address

Union Electric Steel UK Limited	Coulthards Lane Gateshead, NE8 3DX Tyne & Wear England

Union Electric Steel UK Limited	Stadium Export Services Ltd. Longrigg, Swalwell Gateshead, NE8 3DX Tyne & Wear England

Union Electric Steel UK Limited	The Storage Place Ltd. Brewery Lane, Felling Gateshead, NE10 0EY Tyne & Wear England

Union Electric Steel UK Limited	Washington Tool and Machine Co. Baird Avenue Washington, PA 15301

Akers National Roll Company	400 Railroad Avenue Avonmore, PA 15618

Akers National Roll Company	621 Railroad Avenue Avonmore, PA 15618

Akers National Roll Company	Neiltown Road Route 227 Pleasantville, PA 16341

Alloys Unlimited and Processing, LLC Union Electric Steel Corporation	Austintown Oakwood LLC 3760 Oakwood Avenue Austintown, OH 44515

Alloys Unlimited and Processing, LLC	P&L Heat Treating & Grinding 313 E Wood St Youngstown, OH 44503

Alloys Unlimited and Processing, LLC	P&L Precision Grinding 948 Poland Ave Youngstown, OH 44502

Union Electric Steel Corporation	Route 18 Burgettstown, PA 15021

Union Electric Steel Corporation	U.S. Highway 30 Valparaiso, IN 46383

Union Electric Steel Corporation	1712 Greengarden Road Erie, PA 16501

Union Electric Steel Corporation	Independent Maritime Terminal Mannheimweg, Belgium Quay 242, Hansa Dock, 2030 Antwerpen, Belgium

Union Electric Steel Corporation	KMX International 2nd and Grand Streets Hamburg, PA 19526

Union Electric Steel Corporation	Britannic Shipping 53 Breez Hill Walton L9 1DZ GB, United Kingdom

Loan Part(ies)	Warehouse Address

Union Electric Steel Corporation	Hilti Inc. 902 North Cedar Street New Castle, PA 16102

Union Electric Steel Corporation	Elbach and Johnson 1309 Main Street Crescent, PA 15046

Union Electric Steel Corporation	Harbor Freight Transport Corp. 301 Craneway St. Port Newark, NJ 07114

Union Electric Steel Corporation	USS-POSCO Industries 900 Loveridge Road Pittsburg, CA 94565

Union Electric Steel Corporation	WHEMCO 601 West 7th Ave Homestead, PA 15120

Union Electric Steel Corporation	XTEK Incorporated 11451 Reading Road Cincinnati, OH 45241

ASW Steel Inc.	42 Centre Street Welland, Ontario, Canada L3B 5N9

(b)(iii)

Loan Party	Place of Business	Chief Executive Office
Borrowers

Air & Liquid Systems Corporation	4621 Murray Place Lynchburg, VA 24502 467 Zane Snead Drive Amherst, VA 24521 874 Oliver Street N. Tonawanda, NY 14120	726 Bell Avenue, Suite 302 Carnegie, PA 15106

Union Electric Steel Corporation	Route 18 Burgettstown, PA 15021 726 Bell Avenue Carnegie, PA 15106 U.S. Highway 30 Valparaiso, IN 46383 1712 Greengarden Road Erie, PA 16501	726 Bell Avenue Carnegie, PA 15106

Alloys Unlimited and Processing, LLC	726 Bell Avenue Carnegie, PA 15106 3760 Oakwood Avenue Austintown, OH 44515	726 Bell Avenue Carnegie, PA 15106

Loan Party	Place of Business	Chief Executive Office

Akers National Roll Company	400 Railroad Avenue Avonmore, PA 15618 162 Chapman Road Pleasantville, PA 16341	400 Railroad Avenue Avonmore, PA 15618

Åkers Sweden AB	Bruksallén 4SE-647 51 Åkers Styckebruk, Sweden	Bruksallén 4SE-647 51 Åkers Styckebruk, Sweden

Union Electric Steel UK Limited	Coulthards Lane Gateshead, NE8 3DX England	Coulthards Lane Gateshead, NE8 3DX England

ASW Steel Inc.	42 Centre Street Welland, Ontario, Canada L3B 5N9 157 River Road Welland, Ontario, Canada (PIN 64105-0021) Land at Downs Drive and Melville Avenue Welland, Ontario, Canada (PIN 64422-0084)	42 Centre Street Welland, Ontario, Canada L3B 5N9

Åkers AB	Bruksallén 14SE-647 51 Åkers Styckebruk, Sweden	Bruksallén 14SE-647 51 Åkers Styckebruk, Sweden

Guarantors

Ampco-Pittsburgh Corporation	726 Bell Avenue, Suite 301 Carnegie, PA 15106	726 Bell Avenue, Suite 301 Carnegie, PA 15106

Ampco-Pittsburgh Securities V LLC	103 Foulk Road, Suite 202 Wilmington, DE 19803	103 Foulk Road, Suite 202 Wilmington, DE 19803

Ampco-Pittsburgh Securities V Investment Corporation	103 Foulk Road, Suite 202 Wilmington, DE 19803	103 Foulk Road, Suite 202 Wilmington, DE 19803

Ampco UES Sub, Inc.	103 Foulk Road, Suite 202 Wilmington, DE 19803	103 Foulk Road, Suite 202 Wilmington, DE 19803

The Davy Roll Company Limited	Coulthards Lane Gateshead, NE8 3DX England	Coulthards Lane Gateshead, NE8 3DX England

Rolls Technology Inc.	400 Railroad Avenue Avonmore, PA 15618	400 Railroad Avenue Avonmore, PA 15618

FCEP Delaware LLC	103 Foulk Road, Suite 202 Wilmington, DE 19803	103 Foulk Road, Suite 202 Wilmington, DE 19803

(b)(iv)

Company and Location	Owned or Leased	Landlord Address (if applicable)

FORGED AND CAST ENGINEERED PRODUCT SEGMENT
Union Electric Steel Corporation

Route 18 Burgettstown, PA 15021	Owned	N/A

726 Bell Avenue Carnegie, PA 15106	Owned	N/A

U.S. Highway 30 Valparaiso, IN 46383	Owned	N/A

1712 Greengarden Road Erie, PA 16501	Leased	Transportation Investment Group 7005 W.Pine Gate Road Fairview, PA 16415

Union Electric Steel UK Limited

Coulthards Lane Gateshead, NE8 3DX England	Owned	N/A

Åkers Sweden AB

Bruksallén 12SE-647 51 Åkers Styckebruk, Sweden	Owned	N/A

Åkers National Roll Company

400 Railroad Avenue Avonmore, PA 15618	Owned	N/A

Vertical Seal Company (Division)

162 Chapman Road Pleasantville, PA 16341	Owned	N/A

Alloys Unlimited and Processing, LLC

3760 Oakwood Avenue Austintown, Ohio 44515	Leased	Austintown Oakwood, LLC 3760 Oakwood Avenue Austintown, OH 44515

ASW Steel Inc.

42 Centre Street Welland, Ontario, Canada L3B 5N9 (PIN 64421-0112)	Owned	N/A

157 River Road Welland, Ontario, Canada (PIN 64105-0021)	Owned	N/A

Land at Downs Drive and Melville Avenue Welland, Ontario, Canada (PIN 64422-0084)	Owned	N/A

AIR AND LIQUID PROCESSING SEGMENT

Air & Liquid Systems Corporation

Aerofin Division

4621 Murray Place Lynchburg, VA 24506	Owned	N/A

Buffalo Air Handling Division

467 Zane Snead Drive Amherst, VA 24531	Owned	N/A

Buffalo Pumps Division

874 Oliver Street N. Tonawanda, NY 14120	Owned	N/A

SCHEDULE 5.2(a)

STATES OF QUALIFICATION AND GOOD STANDING

Entity	Jurisdiction of Organization	Jurisdictions of Qualification
Borrowers

Air & Liquid Systems Corporation	Pennsylvania	New York Virginia

Union Electric Steel Corporation	Pennsylvania	Indiana

Alloys Unlimited and Processing, LLC	Pennsylvania	Ohio

Rolls Technology Inc.	Delaware	None

Akers National Roll Company	Delaware	Alabama Pennsylvania West Virginia

Åkers Sweden AB	Sweden	None

Union Electric Steel UK Limited	England and Wales	None

ASW Steel Inc.	Ontario	None

Åkers AB	Sweden	European Union (VAT registration in France and Slovenia)

Guarantors

Ampco-Pittsburgh Corporation	Pennsylvania	Texas

Ampco-Pittsburgh Securities V LLC	Delaware	None

Ampco-Pittsburgh Securities V Investment Corporation	Delaware	None

Ampco UES Sub, Inc.	Delaware	None

The Davy Roll Company Limited	England and Wales	None

FCEP Delaware LLC	Delaware	None

SCHEDULE 5.2(b)

SUBSIDIARIES

Loan Party	Subsidiaries
Ampco-Pittsburgh Corporation	Ampco-Pittsburgh Securities V LLC

Air & Liquid Systems Corporation

Air & Liquid Systems Corporation	No Subsidiaries

Ampco-Pittsburgh Securities V LLC	Union Electric Steel Corporation

Ampco-Pittsburgh Securities V Investment Corporation

Ampco-Pittsburgh Securities V Investment Corporation	No Subsidiaries

Union Electric Steel Corporation	Ampco UES Sub, Inc.

Alloys Unlimited and Processing, LLC

Alloys Unlimited and Processing, LLC	No Subsidiaries

Ampco UES Sub, Inc.	Rolls Technology Inc.

FCEP Delaware LLC

ASW Steel Inc.

ASW Steel Inc.	No Subsidiaries

The Davy Roll Company Limited	Union Electric Steel UK Limited

Union Electric Steel UK Limited	No Subsidiaries

Åkers Sweden AB	No Subsidiaries

Rolls Technology Inc.	Akers National Roll Company

Akers National Roll Company	No Subsidiaries

Åkers AB	No Subsidiaries

FCEP Delaware LLC	No Subsidiaries

SCHEDULE 5.4

FEDERAL TAX IDENTIFICATION NUMBER

Entity	Federal Tax Identification Number or VAT Registration Number or Equivalent
Borrowers

Air & Liquid Systems Corporation	27-1374558

Union Electric Steel Corporation	25-0847900

Alloys Unlimited and Processing, LLC	47-4472586

Rolls Technology Inc.	25-1553954

Akers National Roll Company	25-1571666

Åkers Sweden AB	SE556031808001 (VAT registration number)

Union Electric Steel UK Limited	452 12150 44119 A 23 A 22/01 (UK tax identification number)

Åkers AB	SE556153479201 (VAT registration number)

ASW Steel Inc.	80088 0056 RT 0001 (Canadian tax identification number)

Guarantors

Ampco-Pittsburgh Corporation	25-1117717

Ampco-Pittsburgh Securities V LLC	25-1431512

Ampco-Pittsburgh Securities V Investment Corporation	27-1450392

Ampco UES Sub, Inc.	51-0319219

The Davy Roll Company Limited	508 15589 16436 A 25 A 16/01 (UK tax identification number)

FCEP Delaware LLC	81-4517241

SCHEDULE 5.6

PRIOR NAMES

Union Electric Steel acquired substantially all assets of Alloys Unlimited and Processing, Inc., an Ohio corporation, on July 29, 2015.

SCHEDULE 5.8(b)(i)

LITIGATION

Asbestos Litigation

Claims have been asserted alleging personal injury from exposure to asbestos-containing components historically used in some products of predecessors of ALS (“Asbestos Liability”). Those subsidiaries, and in some cases the Ampco-Pitt Corp., are defendants (among a number of defendants, often in excess of 50) in cases filed in various state and federal courts.

Asbestos Claims

The following table reflects approximate information about the claims for Asbestos Liability against the subsidiaries and Ampco-Pitt Corp. for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
(dollars in thousands)	2016	2015
Total claims pending at the beginning of the period	6,212	8,457
New claims served	1,105	1,109
Claims dismissed	(649)	(3,213)
Claims settled	(203)	(256)
Total claims pending at the end of the period	6,465	6,097
Gross settlement and defense costs (in 000’s)	$13,762	$14,011
Average gross settlement and defense costs per claim resolved (in 000’s)	$16.15	$4.04

A substantial majority of the settlement and defense costs reflected in the above table was reported and paid by insurers. Because claims are often filed and can be settled or dismissed in large groups, the amount and timing of settlements, as well as the number of open claims, can fluctuate significantly from period to period.

SCHEDULE 5.8(b)(ii)

INDEBTEDNESS

1.	Subordinated Promissory Note, issued by Ampco-Pitt Corp. to Altor on March 3, 2016, in the principal amount of $14,489,355.

2.	Subordinated Promissory Note, issued by Ampco-Pitt Corp. to SHB on March 3, 2016, in the principal amount of $11,220,659.

3.	UK Borrower Line of credit facility with Barclays Bank in the amount of £250,000.

4.	Capital Leases

a.	National Roll – Company-wide Phone Lease, 5 years, balance at 2/29/2016 of $76,661.

b.	Sarlin heating furnace lease between Akers Sweden and SHB, dated June 25, 2008, balance at 4/30/16 of 2,691 kSEK.

c.	Sarling heating furnace lease between Akers Sweden and SHB, dated June 25, 2008, balance at 4/30/16 of 3,544 kSEK.

d.	Lease of 120 ton overhead crane between Akers Sweden and SHB, dated April 5, 2006, balance at 4/30/16 of 2,191 kSEK.

5.	ACIDA Union Electric Steel 96 Trust Indenture dated July 1, 1996 in the amount of $4,120,000.

6.	ACIDA Union Electric Steel 97 Trust Indenture dated November 1, 1997 in the amount of $7,116,000.

7.	Lynchburg Virginia IDA (Aerofin) 99 Variable Rate Demand IDRB in the amount of $2,075,000.

8.	Guarantees by Svenska Handelsbanken AB (publ) on behalf of certain customers of Åkers AB in the aggregate amount of approximately $120,000.

9.	Intercompany Loan Agreement, dated as of November 1, 2016, by and between ASW Steel, Inc., as borrower, and Ampco-Pittsburgh Corporation, as lender in the principal amount not to exceed USD $7,500,000

10.	Demand Facility and Assignment agreement, dated as of October 08, 2014 between ASW Steel Inc., as borrower, and The Toronto-Dominion Bank, as lender, and amended by an amending agreement dated October 22, 2015 in respect of letter of credit facilities in the maximum aggregate amount of CDN $2,325,119 of which a fully cash collateralized letter of credit in the amount of $683,789 has been issued by The Toronto-Dominion Bank to the Independent Electricity System Operator.

SCHEDULE 5.8(d)

PLANS

UES, Ampco-Pitt Corp., and ALS Plans

1.	Ampco-Pitt Corp. Retirement Plan

2.	Ampco-Pitt Corp. Retirement Savings Plan (401(k) Plan)

3.	Ampco-Pitt Corp. Group Insurance Program (Health and Welfare Plan)

a.	Medical Carrier - Aetna

b.	Dental Carrier - Delta Dental

c.	Vision Carrier – EyeMed

d.	Life and AD&D Insurance – Liberty Mutual

e.	Short Term Disability – Liberty Mutual

f.	Long Term Disability - Liberty Mutual

g.	Stop Loss - Aetna

h.	Group Travel Accident - The Hartford

4.	Ampco-Pitt Corp. Retiree Welfare Benefits Plan

5.	IAM Nation Pension Fund (multiemployer plan for the UES Valparaiso Union)

National Roll Plans

1.	National Roll Retirement Plan for Salaried Employees

2.	National Roll Pension Plan for Hourly Rated EES At Avonmore

3.	National Roll Salaried 401(K) Plan

4.	USWA Savings Program/National Roll 401(K) Plan

5.	Retirement Plan for Employees of Vertical Seal Company

6.	National Roll Health & Welfare Benefits Plan

UK Borrower Plans

1.	Pension Scheme – Company contributes 3% and Employees must contribute 3% minimum

2.	Death in Service – 3x Salary/annual earnings

3.	For a limited number of staff

a.	Health Insurance – applies to 14 staff (covers employee and partner)

b.	Company Cars – applies to 8 staff

c.	Travel Insurance – applies to 13 staff (covers business and personal travel)

Akers Sweden Plans

1.	Kollektivavtal (tjänstemannaavtalet)

2.	Kollektivavtal IF Metall/Stål och Metall

3.	Local agreement about production bonus

4.	Local agreements about benefits for workers:

a.	“Fritidsfond” 0.7% of total workers salary. 2015 < 400KKr

b.	“Sjukfond” 0.5% of total workers salary. 2015 < 300Kkr

c.	“Tandfond” 0.2% of total workers salary. 2015 < 110Kkr

ASW Steel Inc. Plans

1.	Pension Plan for the Employees of ASW Steel Inc., Group Annuity Policy Number 10002031

2.	Employee Benefit Plan – Policy Number 631172 issued by The Manufacturers Life Insurance Company (c.o.b. as Manulife Financial) on November 1, 2016, which Policy renews on November 1 of each year

3.	ASW Steel Inc. contributes annually to Tim Clutterbuck’s personal RRSP to the annual maximum in lieu of his participation in the Company pension plan

SCHEDULE 5.9

INTELLECTUAL PROPERTY, SOURCE CODE ESCROW AGREEMENTS

Patents:

Application/Patent No.	Status	Chain of Title/Assignments	Notes
US 09/838,347 US 6,868,689	Filed 4/20/2001 Issued 3/22/2005

Inventors to Buffalo Air Handling Company

Executed 4/2001

Recorded 4/20/2001

Merger: Aerofin Corporation/Buffalo Pumps, Inc. into Air & Liquid Systems Corporation

Executed 12/23/2009

Recorded 2/5/2010

CURRENT OWNER: Air & Liquid Systems Corporation

11.5 Year Maintenance Fee Window Opens 3/22/2016; Last day to pay: 3/22/2017

US 09/614,404 US 6,315,530	Filed 7/12/2000 Issued 11/13/2001

Inventors to Buffalo Pumps, Inc.

Executed 6/2000 and 7/2000

Recorded 7/12/2000

Merger: Aerofin Corporation/Buffalo Pumps, Inc. into Air & Liquid Systems Corporation

Executed 12/23/2009

Recorded 2/5/2010

CURRENT OWNER: Air & Liquid Systems Corporation

11.5 Year Maintenance Fee paid: 5/1/2013 Provisional Application No. 60/157,732 filed 10/5/1999 (expired)

Application/Patent No.	Status	Chain of Title/Assignments	Notes
US 10/161,663 US 6,617,731	Filed 6/5/2002 Issued 9/9/2003

Inventors to Buffalo Pumps, Inc.

Executed 5/2002

Recorded 6/5/2002

Merger: Aerofin Corporation/Buffalo Pumps, Inc. into Air & Liquid Systems Corporation

Executed 12/23/2009

Recorded 2/5/2010

CURRENT OWNER: Air & Liquid Systems Corporation

11.5 Year Maintenance Fee paid: 2/19/2015

US 10/094,982 US 6,626,578	Filed 3/12/2002 Issued 9/30/2003

Inventors to Buffalo Pumps, Inc.

Executed 3/2002

Recorded 3/12/2002

Merger: Aerofin Corporation/Buffalo Pumps, Inc. into Air & Liquid Systems Corporation

Executed 12/23/2009

Recorded 2/5/2010

CURRENT OWNER: Air & Liquid Systems Corporation

11.5 Year Maintenance Fee paid: 2/19/2015

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057ATEP	Austria	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057AU00	Australia	04/03/2011	2011361937	17/09/2015			Accepted for grant – opposition period ends on 01/01/2016	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	PCT Based without Priority	Barry Franks	According to publically available databases the patent was accepted for grant on 17/09/2015.

P11057BEEP	Belgium	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057BR00	Brazil	04/03/2011	PI1101419-9				Pending	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Priority Founding	Barry Franks	Request for examination has been filed but there is a “huge” backlog at the BR patent office.

P11057CA00	Canada	04/03/2011	2828894				Pending	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	PCT Based without Priority	Barry Franks	Response to office action filed in Sept, 2015.

P11057CHEP	Switzerland	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057CN00	China	04/03/2011	201180000136.7				Accepted for grant.	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	PCT Based without Priority	Barry Franks	The registration fees have been paid. Awaiting issuance of the Letters patent.

P11057CZEP	Czech Republic	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057DEEP	Germany	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057ESEP	Spain	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057FIEP	Finland	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057FREP	France	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057GBEP	United Kingdom	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057HREP	Croatia	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057IN00	India	04/09/2013	1673/MUMNP/2013				Pending	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	PCT Based without Priority	Barry Franks	According to publically available databases the national filing date is 04/09/2013. Request for examination filed but no examination report has been received yet

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057ITEP	Italy	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057JP01	Japan	22/11/2013	2013-241411				Pending (initially rejected, rejection decision appealed)	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Divisional	Barry Franks	According to publically available databases the national filing date is 22/11/2013. The patent application was rejected 23/06/2015, the rejection decision was appealed 23/10/2015.Appeal no 2015-019108.

P11057KR00	South Korea	04/03/2011	10-2011-0019698	02/09/2013	10-1305410	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Priority Founding	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057LUEP	Luxembourg	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057NLEP	Netherlands	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057PLEP	Poland	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057ROEP	Romania	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057RU00	Russian	04/03/2011	2013142706	Issue Date - January 10, 2016	Patent No. 2572269 C2	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	PCT Based without Priority	Barry Franks

P11057SEEP	Sweden	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057SIEP	Slovenia	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057SKEP	Slovakia	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

P11057TREP	Turkey	04/03/2011	11156907.5	11/09/2013	2495340	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Designated after EPC	Barry Franks

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057TW00	Taiwan	04/03/2011	100107296	01/02/2015	I471420	04/03/2031	Granted	Åkers AB	A forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Priority Founding	Barry Franks

According to publically available databases there is not any owner registered for this patent.

According to the Taiwanese attorneys, this was corrected to “Åkers AB” in the patent Gazette of 08/08/2015.

Brann Ref.	Country	Application Date (dd/mm/ yyyy)	Application No.	Reg. Date	Reg. No	Duration	Status	Applicant	Catchword	Application Type	Team	Comments
P11057US00	USA	04/03/2011	13/040327	30/12/2014	8920296	22/03/2033	Granted	Åkers AB	Forged roll meeting the requirements of the cold rolling industry and a method for production of such a roll	Priority Founding	Barry Franks	This patent benefits from 749 extra days of validity due to patent term adjustments (PTA).

Trademarks:

Country	Serial No.	Reg. No.	Trademark	Status	Class	Owner Name

US	77/701,234	3,804,367	SPRAYGUARD	Registered	11	Air & Liquid Systems Corporation

US	76/311,192	2,578,540	AEROFIN	Registered	11	Air & Liquid Systems Corporation

US	76/227,153	2,668,131	AEROMIX	Registered	11	Air & Liquid Systems Corporation

US	75/668,294	2,377,091	ENERGY FLOW	Registered	11	Air & Liquid Systems Corporation

US	72/248,964	0,833,291	THRUST-O-MATIC	Registered	7 (US Class) 23	Air & Liquid Systems Corporation

US	72/207,562	0,799,481	CAN-O-MATIC	Registered	7 (US Class) 23	Air & Liquid Systems Corporation

US	85/330,517	4,335,451	SPLIT-FIT	Registered	7	Air & Liquid Systems Corporation

US	87/011,883		UNION ELECTRIC ÅKERS	Pending	7	Ampco UES Sub, Inc.

US	87/011,882		Roll Design	Pending	7	Ampco UES Sub, Inc.

EU	15936602		UNION ELECTRIC ÅKERS	Pending	7	Ampco UES Sub, Inc.

EU	15936628		Roll Design	Pending	7	Ampco UES Sub, Inc.

China	4096623	4096623	UNION ELECTRIC STEEL	Registered	7 Forged hardened steel rolls	Union Electric Steel Corporation

China	3353884	3353884	UNION ELECTRIC STEEL	Expired	7 Forged hardened steel rolls	Union Electric Steel Corporation

India	334986		AMPCO	Registered Renewed 3/27/06 Expiry Date: 3/27/16	6 Non- precious metal alloys

AMPCO-PETTSBURGH CORPORATION[149935] Trading As : AMPCO-PETTSBURGH CORPORATI0N. Body Incorporate

700, PORTER BUILDING , PITTSBURGH, PENNSYLVANIA, UNITED STATES OF AMERICA.

US (UNITED STATES OF AMERICA)

Country	Serial No.	Reg. No.	Trademark	Status	Class	Owner Name
India	334985		AMPCOLOY	Registered Renewed 3/27/92 Expiry Date: 3/27/99	6 Non-precious metal alloys	AMPCO-PETTSBURGH CORPORATION[149935] 700, PORTER BUILDING , PITTSBURGH, PENNSYLVANIA, UNITED STATES OF AMERICA. US (UNITED STATES OF AMERICA))
India	334987		AMPCO-WELD	Registered Renewed 3/27/92 Expiry Date: 3/27/99	9 Resistance welding electrodes	AMPCO-PETTSBURGH CORPORATION[149935] 700, PORTER BUILDING , PITTSBURGH, PENNSYLVANIA, UNITED STATES OF AMERICA. US (UNITED STATES OF AMERICA)

Brann ref.	Applicant	Status	Trademark	Application Date	App. No	Reg. date	Reg. no	Renewal Date	Clases	Country	Designated countries	Comments
B597WW00		Ongoing watch	INVICTA					30/06/2016		World Wide

B598WW00		Ongoing watch	ÅKERS					30/06/2016	06, 07	World Wide

V25794BR07	Åkers AB	Pending	ÅKERS	29/12/2004	827044496				07	Brazil		Pending application.

V25794EU00	Åkers AB	Granted	ÅKERS	03/11/2004	004105251	16/12/2005	004105251	03/11/2024	06, 07, 40	European Community	Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France,
Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom

Brann ref.	Applicant	Status	Trademark	Application Date	App. No	Reg. date	Reg. no	Renewal Date	Clases	Country	Designated countries	Comments
V25794ID06	Åkers AB	Granted	ÅKERS	03/02/2012	D00201204787	10/10/2014	IDM000427985	03/02/2022	06	Indonesia		Registered on 10/10/2014 – We have not received any Certificate of registration.

V25794ID07	Åkers AB	Granted	ÅKERS	03/02/2012	D00201204786	10/10/2014	IDM000428492	03/02/2022	07	Indonesia		Registered on 10/10/2014 – We have not received any Certificate of registration.

V25794IN00	Åkers AB	Granted	ÅKERS	17/12/2004	1326540	17/12/2004	1326540	17/12/2024	07	India

V25794IP00	Åkers AB	Granted	ÅKERS	09/12/2004	844922A	09/12/2004	844922	09/12/2024	06, 07	International Protocol (Madrid)	Australia, China, Egypt, Japan (all goods in class 7 and class 6 limited), Kazakhstan, Morocco, Russian Federation, Turkey, Ukraine	The designation for Japan only covers class 6.

Brann ref.	Applicant	Status	Trademark	Application Date	App. No	Reg. date	Reg. no	Renewal Date	Clases	Country	Designated countries	Comments
V25794IP01	Åkers AB	Granted	ÅKERS	09/12/2004	844922	09/12/2004	844922A	09/12/2024	06, 07	International Protocol (Madrid)	Egypt, Kazakhstan, Morocco, South Korea	Egypt, Kazakhstan and Morocco is included in the above registration no. 844922

V25794US00	Åkers AB	Granted	ÅKERS	02/05/2005	78/620774	05/12/2006	3179530	05/12/2016	06, 07	USA		Declaration of use should be filed on 05/12/2016

V25794ZA07	Åkers AB	Granted	ÅKERS	10/12/2004	2004/22404	05/03/2008	2004/22404	10/12/2024	07	South Africa		Granted

V26765CN06	Åkers AB	Granted	ÅKERS i lokala tecken	03/11/2006	5700635	28/07/2009	5700635	27/07/2019	06	China

V26765CN07	Åkers AB	Granted	ÅKERS i lokala tecken	03/11/2006	5700636	28/07/2009	5700636	27/07/2019	07	China

V30705BR00	Åkers AB	Pending	INVICTA	11/05/2011	831026995				07	Brazil

Brann ref.	Applicant	Status	Trademark	Application Date	App. No	Reg. date	Reg. no	Renewal Date	Clases	Country	Designated countries	Comments
V30705EU00	Åkers AB	Granted	INVICTA	02/03/2011	009778549	10/08/2011	009778549	02/03/2021	07	European Community	Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France,
											Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom

V30705IP00	Åkers AB	Granted	INVICTA	07/03/2011	1084155	07/03/2011	1084155	07/03/2021	07	International Protocol (Madrid)	China, Japan, Kazakhstan, Russian Federation, South Korea, Turkey, USA	Declaration of use should be filed in USA on 28/02/2018

SCHEDULE 5.14

LABOR DISPUTES

Facility	Name of union	Expiration date of contract	Labor disputes

Carnegie, PA	USW Local 14034-47	11/1/2019	None

Burgettstown, PA	USW Local 14034-49	10/31/2017	None

Valparaiso, IN	IAM Dist. 90, Local 1227	5/31/2018	None

Gateshead, UK Hourly	GMB / Unite	Annual - December	None

Gateshead, UK Salaried	Unite	Annual - December	None

Avonmore, PA	USW Local 1138-3 and USW Local 1138-4	2/29/2020	None

Avonmore, PA	AFL-CIO Local No. 46	2/29/2020	None

Styckebruk, Sweden (Blue Collar Employees)	Steel and Metal Employers Association / Industrifacket Metall (employee organisation)	3/31/2017	None

Styckebruk, Sweden (White Collar Employees)	Steel and Metal Employers Association / Unionen, the Swedish Association of Graduate Engineers and Ledarna (employee organisations)	3/31/2017	None

Welland, Ontario Plant (Hourly Rated Employees)	Unifor and Its Local 523	August 26, 2018	None

SCHEDULE 5.24

EQUITY INTERESTS

(a)

Entity	Jurisdiction of Organization	Authorized Capital Stock/ Share Capital	Issued and Outstanding Shares of Capital Stock	Holders of Issued and Outstanding Shares of Capital Stock
Borrowers

Air & Liquid Systems Corporation	Pennsylvania	100 shares of common stock, par value $1.00 per share	100 shares of common stock, par value $1.00 per share	Ampco-Pittsburgh Corporation owns 100% of the issued and outstanding capital stock of Air & Liquid Systems Corporation

Union Electric Steel Corporation	Pennsylvania	4,000,000 shares of common stock, par value $1.25 per share	1,508,665 shares of common stock, par value $1.25 per share	Ampco-Pittsburgh Securities V LLC owns 100% of the issued and outstanding capital stock of Union Electric Steel Corporation

Alloys Unlimited and Processing, LLC	Pennsylvania	100 limited liability company units	100 limited liability company units	Union Electric Steel Corporation owns 100% of the issued and outstanding membership interests of Alloys Unlimited and Processing, LLC

Akers National Roll Company	Delaware	1,000 shares of common stock, par value $1.00 per share	1,000 shares of common stock, par value $1.00 per share	Rolls Technology Inc. owns 100% of the issued and outstanding capital stock of Akers National Roll Company

Åkers Sweden AB	Sweden	SEK 100,000,000	1,000,000 shares	FCEP Europe B.V. owns 100% of the issued and outstanding capital stock of Åkers Sweden AB

Entity	Jurisdiction of Organization	Authorized Capital Stock/ Share Capital	Issued and Outstanding Shares of Capital Stock	Holders of Issued and Outstanding Shares of Capital Stock

Union Electric Steel UK Limited	England and Wales	GBP 60,000 60,000 shares	60,000 shares	The Davy Roll Company Limited owns 100% of the issued and outstanding capital stock of Union Electric Steel UK Limited

ASW Steel Inc.	Ontario, Canada	An unlimited number of common shares	156,322 shares of common stock without nominal or par value	Ampco UES Sub, Inc. owns 100% of the issued and outstanding capital stock of ASW Steel Inc.

Åkers AB	Sweden	SEK 140,000,000	1,400,000 shares	FCEP Europe B.V. owns 100% of the issued and outstanding capital stock of Åkers AB

Guarantors (other than Ampco-Pitt Corp.)

Ampco-Pittsburgh Securities V LLC	Delaware	100 membership interests	100 membership interests	Ampco-Pittsburgh Corporation owns 100% of the issued and outstanding membership interests of Ampco-Pittsburgh Securities V LLC

Ampco-Pittsburgh Securities V Investment Corporation	Delaware	100 shares of common stock, par value $1.00 per share	100 shares of common stock, par value $1.00 per share	Ampco- Pittsburgh Securities V LLC owns 100% of the issued and outstanding capital stock of Ampco-Pittsburgh Securities V Investment Corporation

Entity	Jurisdiction of Organization	Authorized Capital Stock/ Share Capital	Issued and Outstanding Shares of Capital Stock	Holders of Issued and Outstanding Shares of Capital Stock

Ampco UES Sub, Inc.	Delaware	1,000 shares of common stock, par value $1.00 per share	10 shares of common stock, par value $1.00 per share	Union Electric Steel Corporation owns 100% of the issued and outstanding capital stock of Ampco UES Sub, Inc.

The Davy Roll Company Limited	England and Wales	GBP 1,000,000 1,000,000 shares	1,000,000 shares	FCEP Europe B.V. owns 100% of the issued and outstanding capital stock of The Davy Roll Company Limited

Rolls Technology Inc.	Delaware	3,000 shares of common stock, no par value	3,000 shares of common stock, no par value	Ampco UES Sub, Inc. owns 100% of the issued and outstanding capital stock of Rolls Technology Inc.

FCEP Delaware LLC	Delaware	100 membership interests	100 membership interests	Ampco UES Sub, Inc. owns 100% of the issued and outstanding capital stock of FCEP Delaware LLC

(b) None. For Ampco-Pitt. Corp, refer to Form 10-K and 2015 Proxy Statement for description of options and restricted stock units.

(c) None.

SCHEDULE 5.27

MATERIAL CONTRACTS

1.	1988 Supplemental Executive Retirement Plan, as amended and restated December 17, 2008, and further amended on July 1, 2015.

2.	Ampco-Pittsburgh Corporation 2008 Omnibus Incentive Plan.

3.	Ampco-Pittsburgh Corporation 2011 Omnibus Incentive Plan.

4.	Ampco-Pittsburgh Corporation 2016 Omnibus Incentive Plan.

5.	Retirement and Consulting Agreement between Ampco-Pittsburgh Corporation and Robert A. Paul effective January 1, 2015.

6.	Offer Letter between the Corporation and John S. Stanik dated November 25, 2014.

7.	Change in Control Agreement between Ampco-Pittsburgh Corporation and John S. Stanik dated January 31, 2015.

8.	Change in Control Agreement between Ampco-Pittsburgh Corporation and Maria Trainor.

9.	Amendment No. 1 to Amended and Restated Union Electric Steel Corporation Retirement Restoration Plan for Robert G. Carothers, effective as of July 1, 2015.

10.	Amended and Restated Change in Control Agreement, dated as of November 4, 2015, by and between Ampco-Pittsburgh Corporation and Rose Hoover.

11.	Amended and Restated Change in Control Agreement, dated as of November 4, 2015, by and between Ampco-Pittsburgh Corporation and Dee Ann Johnson.

12.	Amended and Restated Change in Control Agreement, dated as of November 4, 2015, by and among Ampco-Pittsburgh Corporation, Union Electric Steel Corporation, and Robert G. Carothers.

13.	Amended and Restated Change in Control Agreement, dated as of November 4, 2015, by and among Ampco-Pittsburgh Corporation, Air & Liquid Systems Corporation, and Terrence W. Kenny.

14.	Share Sale and Purchase Agreement, dated as of December 2, 2015, by and between, inter alia, Åkers Holdings AB and Ampco-Pittsburgh Corporation.

15.	Amendment No. 1 to Retirement and Consulting Agreement between Ampco-Pittsburgh Corporation and Robert A. Paul, dated March 2, 2016.

16.	Addendum to Share Sale and Purchase Agreement, dated March 1, 2016, among Ampco-Pittsburgh Corporation, Ampco UES Sub, Inc., Altor Fund II GP Limited, and Åkers Holding AB.

17.	Second Addendum to Share Sale and Purchase Agreement, dated March 3, 2016, among Ampco-Pittsburgh Corporation, Ampco UES Sub, Inc., Altor Fund II GP Limited, and Åkers Holding AB.

18.	Converting Note, issued by Ampco-Pittsburgh Corporation to Svenska Handelsbanken AB (publ) on March 3, 2016.

19.	Subordinated Promissory Note, issued by Ampco-Pittsburgh Corporation to Altor Fund II GP Limited on March 3, 2016.

20.	Subordinated Promissory Note, issued by Ampco-Pittsburgh Corporation to Svenska Handelsbanken AB (publ) on March 3, 2016.

21.	Note Sale and Purchase Agreement, dated March 3, 2016, by and among Ampco-Pittsburgh Corporation, Altor Fund II GP Limited and Svenska Handelsbanken AB (publ).

22.	Shareholder Support Agreement, dated March 3, 2016, by and between Ampco-Pittsburgh Corporation and Altor Fund II GP Limited.

23.	Lease Agreement, dated as of July 28, 2015, by and between Austintown Oakwood, LLC and Alloys Unlimited and Processing, LLC.

24.	Lease, dated as of December 6, 1994, by and between National Forge Company and Union Electric Steel Corporation.

25.	Lease Amendment, dated as of October 1, 2012, by and between National Forge Company and Union Electric Steel Corporation.

26.	Industrial Electricity Incentive (IEI) Contract (Steam 2 to 3) between ASW Steel Inc. and Independent Electricity System Operator dated as of December 13, 2013; Amended and Restated January 1, 2016.

27.	Transmission Connection Agreement between Hydro One Networks Inc. and ASW Steel Inc. dated February, 2015

28.	Purchase Agreement by and among Ampco UES Sub, Inc., ASW Steel Inc., and CK Pearl Fund, Ltd. and CK Pearl Fund LP and Whie Oak Strategic Master Fund, L.P. dated as of November 1, 2016.

29.	Change in Control Agreement between Ampco-Pittsburgh Corporation and Michael G. McAuley dated April 25, 2016.

30.	Retirement and Consulting Agreement effective May 1, 2016 with Robert G. Carothers.

31.	Change in Control Agreement, dated as of May 5, 2016, by and among Rodney L. Scagline, Ampco-Pittsburgh Corporation and Union Electric Steel Corporation.

SCHEDULE 7.3

GUARANTEES

1.	Letter of support from Union Electric Steel Corporation to Union Electric Steel (Hong Kong) Limited to enable it to meet its liabilities to vendors for goods and services and to satisfy its tax obligations as and when they become due.

2.	PRI Pension guarantee: Ampco-Pitt Corp. has guaranteed, as for its own debt, the due fulfillment of all obligations of Åkers Sweden AB’s credit insurance regarding commitments for retirement pension (Total outstanding amount SEK 24,400,000).

3.	PRI Pension guarantee: Ampco-Pitt Corp. has guaranteed, as for its own debt, the due fulfillment of all obligations of Åkers AB’s credit insurance regarding commitments for retirement pension (Total outstanding amount SEK 9,500,000).[1]

4.	Guarantee dated January 5, 2017, issued by Ampco-Pittsburgh Corporation to Nordea Bank in connection with the bank account opened by Akers AB, to cover exposures regarding advance payment, guarantees, letters of credit, car financings and credit cards (SEK 13,000,000).

5.	Guarantee dated January 5, 2017, issued by Ampco-Pittsburgh Corporation to Nordea Bank in connection with the bank account opened by Akers Sweden AB, to cover exposures regarding advance payment, guarantees, letters of credit, car financings and credit cards (SEK 3,000,000).